Exhibit 10.16

EXECUTION COPY

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Sublease”) is made as of the 1st day of April, 2013 (the “Effective Date”) by and between VISA U.S.A. INC., a Delaware corporation (“Sublandlord”) and SUNRUN INC., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord is the tenant under that certain Lease dated November 17, 2008, by and between Sublandlord and 595 MARKET STREET, INC., a Delaware corporation (“Prime Landlord”), a copy of which Lease is attached hereto as Exhibit A (as it may be amended or modified from time to time, the “Prime Lease”).

B. The Prime Lease sets forth the terms and conditions of Sublandlord’s tenancy respecting approximately 43,842 rentable square feet of office space in the Building (as defined in the Prime Lease) (the “Prime Lease Premises”), consisting of (i) 14,604 rentable square feet on the twenty-eighth floor, (ii) 14,664 rentable square feet on the twenty-ninth floor, and (iii) 14,574 rentable square feet on the thirtieth floor; the Prime Lease Premises consist of the entirety of the twenty eighth, twenty ninth and thirtieth floors of the Building as more particularly shown on Exhibit A to the Prime Lease.

C. Subject to the terms and conditions of the Prime Lease, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the entire Prime Lease Premises on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Sublandlord and Subtenant, in consideration of the foregoing recitals which are incorporated herein by reference and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each with intent to be legally bound, for themselves and their respective successors and permitted assigns, agree as follows:

1. Definitions. All terms not expressly defined in this Sublease shall have the meanings given to them in the Prime Lease. For all purposes of this Sublease, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein or in the Prime Lease have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (iii) all references in this Sublease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Sublease, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Sublease as a whole and not to any particular Article, Section or other subdivision, (v) the words “include” and “including” shall mean “including without limitation”, (vi) the term “and/or” is to be construed to mean that both cases apply or, either the first or the second case applies, as the circumstances may require, and (vii) the term “attorneys’ fees” (or any variation thereof) includes all court costs, disbursements and expert fees incurred by the party retaining such attorney. If there be more than one person comprising Sublandlord or Subtenant, then the obligations hereunder imposed upon such persons shall be joint and several. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine and neuter, as the identity of the party or parties may require.

2. Premises. For the Term (as hereinafter defined) and upon the conditions hereinafter provided, Sublandlord hereby agrees to sublease to Subtenant, and Subtenant hereby agrees to sublease from Sublandlord, the entire Prime Lease Premises, as shown on the floor plans attached hereto as Exhibit B (the “Premises”). The parties hereby agree that for all purposes of this Sublease the Premises shall be deemed to consist of 43,842 rentable square feet of office space. On the Commencement Date (as defined in Section 4), Sublandlord will deliver possession of the Premises to Subtenant (subject to Sublandlord’s right of entry to remove Sublandlord’s Furniture (as defined in Section 3) therefrom as described below and to the terms of the Prime Lease and this Sublease). In addition to Subtenant’s rights as set forth herein to occupy the Premises, if permitted by Prime Landlord and subject to availability of roof space, Subtenant shall also be entitled to Sublandlord’s rights to install Telecommunications Equipment in accordance with and subject to Section 26.23 of the Prime Lease. Subtenant shall obtain Sublandlord’s approval (not to be unreasonably withheld) of the proposed equipment type, size and frequency prior to making a request for approval to Prime Landlord. Sublandlord agrees to use reasonable efforts, at Subtenant’s expense, to procure Prime Landlord’s consent to Subtenant’s right to install such Telecommunications Equipment; provided, however, that the failure of Prime Landlord to consent to Subtenant’s installation of such Telecommunications Equipment shall not affect the validity of this Sublease. Subtenant shall be solely responsible for the cost and expense of installation, maintenance and removal of such Telecommunications Equipment.

3. Condition of Premises. Subtenant acknowledges that Sublandlord has made no representations or warranties with respect to the Building or the Premises or any personal property of Sublandlord included with the Premises, including the cabling referenced in Section 8 below. Subtenant hereby agrees to accept the Premises and any such personal property (including the cabling referenced in Section 8 below) in its “AS IS” and “with all faults” condition existing on the date possession is delivered to Subtenant, without requiring any alterations, improvements, repairs, maintenance, replacements, restoration or decorations to be made by Sublandlord, or at Sublandlord’s expense, either at the time possession is given to Subtenant or during the entire Term of this Sublease. Sublandlord makes no representations regarding the condition of the Premises or any personal property (including the cabling referenced in Section 8 below) or the suitability of the Premises or such property for Subtenant’s purposes. Sublandlord shall remove all cubicles and ancillary furniture described on Exhibit D (“Sublandlord’s Furniture”) within seven (7) days following the Commencement Date. On the expiration of the Term, Sublandlord shall sell all of the remaining existing private office, reception, kitchen and conference room furniture, fixtures and equipment described on Exhibit D-1 (“FFE”) to Subtenant for $1.00 pursuant to a Bill of Sale in the form attached hereto as Exhibit D-2. During the Term, Subtenant shall have the right to use the FFE in the normal course of its business and Subtenant agrees to maintain the FFE in good condition and repair, subject to reasonable wear and tear. Subtenant shall not remove any of the FFE from the Premises without Sublandlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Sublandlord’s consent will not be required with respect to the removal from the Premises of any item of FFE if such item is to be stored in a commercial storage facility and Subtenant provides Sublandlord with notice of such removal, a list of the items to be removed and the name, address and unit number of the commercial storage facility and (b) if Sublandlord fails to notify Subtenant of Sublandlord’s consent, or denial of consent, to a proposed removal or disposition of any item of FFE which requires Sublandlord’s consent within fifteen (15) days following Subtenant’s request for such consent, Sublandlord will be deemed to have consented to such removal and/or disposition.

4. Term.

(a) The term of this Sublease (the “Term”) shall commence on the later of (i) the date on which Subtenant delivers the Security Deposit (as defined below) to Sublandlord and (ii) the date on which the Prime Landlord consents to this Sublease as provided in Section 27 hereof and as required by the Prime Lease (the later of such dates being the “Commencement Date”) and shall end on July 31, 2019 (“Expiration Date”), subject to any termination on such earlier date upon which the Term may be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or pursuant to law. Subtenant will not occupy any portion of the Premises for the conduct of its business until Substantial Completion of the Subtenant’s Improvements (as defined in Section 9(c)).

(b) The parties acknowledges that the Expiration Date is thirty (30) days prior to the “Expiration Date” under the Prime Lease. Notwithstanding the Expiration Date set forth in Section 4 (a) above, the Term shall be automatically extended through August 31, 2019, the scheduled “Expiration Date” of the Prime Lease, which shall be deemed to be the Expiration Date for all purposes of this Sublease if (i) Subtenant enters into a binding lease agreement with Prime Landlord providing for Subtenant to occupy the Premises on a “direct” basis beyond the Expiration Date (a “Direct Lease”), (ii) Subtenant obtains a release from Prime Landlord of any liability or obligation of Sublandlord with respect to the removal of any Tenant Improvements and Tenant Property under the terms of the Prime Lease (including any cabling and conduit installed by Sublandlord under Section 10.10 of the Prime Lease) and any restoration or repair in connection with such removal, reasonably satisfactory to Sublandlord (“Release”); (iii) Subtenant provides a copy of such Direct Lease and the original of the Release to Sublandlord prior to June 30, 2019; and (iv) Subtenant is not in breach of the terms of this Sublease as of June 30, 2019.

(c) This Sublease shall automatically terminate if the Prime Lease is terminated or the term thereof expires.

5. Rent.

(a) Commencing on the earlier of (i) Substantial Completion of the Subtenant’s Improvements, (ii) Subtenant’s occupancy of any portion of the Premises for the conduct of its business (as opposed to the construction of Subtenant’s Improvements and/or the installation of Subtenant’s furniture, fixtures, cabling and equipment), or (iii) November 1, 2013 (the “Rent Commencement Date”) and continuing through the Expiration Date, the base rent payable by Subtenant hereunder (“Base Rent”) shall be Forty Five Dollars ($45.00) per rentable square foot of office space in the Premises per annum and such amount shall increase by One Dollar ($1.00) per rentable square foot of office space in the Premises per annum on the first day of each Lease Year. As used herein the term “Lease Year” shall mean the twelve (12) month period commencing on the Rent Commencement Date; provided, however, that if the Rent Commencement Date is not the first day of a calendar month then the first Lease Year shall be twelve (12) full calendar months plus the partial month in which the Rent Commencement Date occurs. A schedule of Subtenant’s Base Rent obligations is set forth below:

Period During Term	Per Annum	Per Month	Annual Base Rent Per Rentable Square Foot
First Lease Year	$1,972,890.00	$164,407.50	$45.00
	(plus any partial month)
Second Lease Year	$2,016,732.00	$168,061.00	$46.00
Third Lease Year	$2,060,574.00	$171,714.50	$47.00
Fourth Lease Year	$2,104,416.00	$175,368.00	$48.00
Fifth Lease Year	$2,148,258.00	$179,021.50	$49.00
Sixth Lease Year (to Expiration Date)	$2,192,100.00	$182,675.00	$50.00

Promptly following the determination of the Rent Commencement Date, Sublandlord and Subtenant will mutually execute and deliver a letter agreement in the form of Exhibit E attached hereto (the “Confirmation Letter”), confirming the Rent Commencement Date and the Abatement Period (defined below); provided that failure of either party to execute such Confirmation Letter shall not affect the validity of this Sublease.

(b) Base Rent shall be due in advance and without notice or demand, in equal monthly installments on the first day of each calendar month following the Rent Commencement Date and thereafter during the Term, except that the first month’s Base Rent (or a proportionate part thereof if the Rent Commencement Date is not the first day of a calendar month) shall be due and payable on the Rent Commencement Date.

(c) Notwithstanding anything in this Sublease to the contrary, provided that Subtenant is not in breach of this Sublease after the expiration of any applicable notice and cure period provided for under Section 13 below (hereinafter, “Default”), Subtenant shall not be obligated to pay monthly Base Rent for the Premises for the first three (3) full calendar months after the Rent Commencement Date (the “Abatement Period”) and for the last one (1) month of the Term (the “Abatement Month”). For avoidance of doubt, if the Rent Commencement Date occurs on a date other than the first day of a month, Subtenant shall pay the proportionate amount for the remainder of the calendar month as provided in Subsection 5(b) and the Abatement Period shall commence on the first day of the following calendar month.

6. Passthroughs of Taxes and Operating Expenses.

(a) Commencing on the first day of the Second Lease Year, Taxes and Operating Expenses shall be passed through to Subtenant on the same basis as described in Article 7 of the Prime Lease, except that the “Base Year” for purposes of this Sublease shall be the calendar year 2013 (subject to Section 18 hereof). Subtenant agrees to pay to Sublandlord, as

Additional Rent (as defined below) under this Sublease, 100% of the amount payable by Sublandlord pursuant to the Article 7 of the Prime Lease entitled “Increases in Taxes and Operating Expenses” to the extent in excess of Sublandlord’s Tax Payment and Operating Expense Payment, respectively, for the calendar year 2013 (subject to Section 18 hereof), calculated based upon the Base Year described above, which will constitute “Base Taxes” and “Base Operating Expenses” for the purposes of this Sublease. Such payments shall be made as and when due under the Prime Lease, including without limitation, the payment in advance and in equal monthly installments of all estimate payments and of all adjustment payments as referenced in Sections 7.2 and 7.3 of the Prime Lease. Sublandlord agrees to deliver to Subtenant any Tax Estimate and/or Expense Estimate promptly following Sublandlord’s receipt of such Estimates from Prime Landlord and to include in any such delivery an estimate of Subtenant’s payments required hereunder, as well as each Statement received by Sublandlord from Prime Landlord (the Statement with respect to the calendar year 2013 will, subject to Sublandlord’s rights under Section 7.4(b) of the Prime Lease and Section 18 hereof, establish the Base Operating Expenses and Base Taxes for the purposes of this Sublease).

(b) Subtenant shall also pay to Sublandlord, as Additional Rent,(i) all charges for any additional services provided to Subtenant, including, without limitation, charges and fees for after-hours heating and air-conditioning services, late charges and interest, overtime or excess service charges, including excess electrical usage, and (ii) damages and interest and charges related to Subtenant’s failure to perform its obligations under this Sublease; all such payments shall be due as and when due under the Prime Lease. All requests for additional services shall be made through Sublandlord; provided, however, that Sublandlord agrees, at Subtenant’s expense, to use reasonable efforts to cooperate with Subtenant and Prime Landlord to establish a procedure whereby so long as Subtenant is not in breach under the terms of this Sublease, any requests by Subtenant for additional services (including after-hours utilities) may be promptly delivered to Prime Landlord in order to ensure Subtenant’s ability to timely receive such services. In connection therewith, Sublandlord will not unreasonably withhold its consent to a procedure whereby Subtenant requests such services and/or utilities directly from Prime Landlord (with a copy of such request sent simultaneously to Sublandlord) if Prime Landlord consents to such a procedure and to direct billing to and payment by Subtenant for such additional services and/or utilities.

7. Payment; Survival:

(a) All sums of money (other than Base Rent) due and payable by Subtenant under this Sublease are hereinafter referred to as “Additional Rent”. As used herein, the term “Rent” means the Base Rent and the Additional Rent. All Rent shall be paid in lawful money of the United States of America without notice or demand therefor (except for such notice as may be specifically required under the terms of this Sublease in the case of certain payments of Additional Rent under Article 6) and without any deductions, set-off or abatement whatsoever; except as specifically provided in Section 16. Rent shall be paid at the address of Sublandlord set forth in Section 28 below, or such other address as Sublandlord shall designate in written notice to Subtenant from time to time. Time is of the essence for all Rent due dates under this Sublease. Any Rent payment received by Sublandlord later than the due date specified in this Sublease shall bear interest from the date such payment became due until paid at the Interest Rate. In any case where payment is required under this Sublease and a specific time period is not set forth for making such payment, the payment shall be due within thirty (30) days of the date a bill is rendered for such payment.

(b) The receipt and retention by Sublandlord of monthly Base Rent or Additional Rent from Subtenant or anyone else shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a subtenant, or as a release of Subtenant from the further keeping, observance or performance by Subtenant.

(c) Subtenant’s obligation to pay the Rent, as well as Sublandlord’s obligation to pay any applicable amount following any applicable reconciliation of Operating Expenses and/or Taxes under the terms of the Prime Lease, to the extent not paid as of the date of expiration or termination hereof, shall survive such expiration or termination of this Sublease.

8. Use. The Premises shall be used for those purposes permitted under the Prime Lease and for no other purpose. Sublandlord agrees that, subject to the terms of the Prime Lease and any agreements with AT&T or other providers, Subtenant will have the right to use any cabling installed by Sublandlord pursuant to Section 10.10 of the Prime Lease, if any. Sublandlord makes no representations or warranties that such cabling exists or is functioning.

9. Alterations and Signage.

(a) Subtenant shall not make any alterations, additions, improvements, installations or modifications (collectively “Alterations”) in or to the Premises, without in each instance obtaining the prior written consent of Sublandlord and Prime Landlord, except in the case of Decorative Alterations; provided, however, that for purposes of this Sublease, Decorative Alterations shall not include interior wall adjustments. All requests for consent to Alterations shall be accompanied by “Plans” as defined in the Prime Lease. Any request for consent to Alterations and Plans, after such Alterations and Plans have been approved by Sublandlord, shall be promptly submitted to Prime Landlord by Sublandlord for review and approval under the terms of the Prime Lease unless the request is for Decorative Alterations in which case, upon request by Subtenant, Sublandlord shall provide the five (5) Business Days written notice required under the Prime Lease. After obtaining any approvals required hereunder, Subtenant shall make its Alterations subject to and in compliance with the terms and conditions of the Prime Lease (provided that Sublandlord will not be entitled to charge Subtenant any administrative fee as described in Section 5.6 of the Prime Lease, and only Prime Landlord will be entitled to charge such fee). Sublandlord shall be named an additional insured under the insurance required under Section 5.1(b) of the Prime Lease and Subtenant shall provide Sublandlord with the policies and certificates of insurance required under the Prime Lease prior to commencement of construction of any Alterations. All Alterations shall (unless otherwise agreed upon by Sublandlord and Subtenant) be made by Subtenant or Subtenant’s contractors (or, if required by the terms of the Prime Lease, by Prime Landlord or Prime Landlord’s contractors), at the sole cost and expense of Subtenant. If Sublandlord or its contractors (or Prime Landlord or Prime Landlord’s contractors) perform such work, Subtenant shall promptly pay to Sublandlord the total cost for design, engineering, management and construction of such Alterations. Upon completion of any Alterations, Subtenant shall deliver to Sublandlord as-built drawings (as described in Section 5.1(c) of the Prime Lease). The terms of this Section 9(a) shall also apply to the Subtenant’s Improvements.

(b) Subject to Prime Landlord’s prior written consent, Subtenant shall be permitted to install entry identification signage for the designation of Subtenant’s entity name at the entrance of the Premises and in the elevator lobbies of each floor comprising the Premises (which signage may include, with Prime Landlord’s consent, Subtenant’s logo and corporate graphics) and to have its entity name placed on the electronic directory board located in the lobby of the Building, at Subtenant’s sole cost and expense, and in compliance with applicable laws, codes, ordinances, rules and regulations. Sublandlord shall have the right to approve the entry identification signage, such approval not to be unreasonably withheld.

(c) Subtenant has informed Sublandlord that certain Alterations need to be made to the Premises in order to prepare the Premises for Subtenant’s occupancy (the “Subtenant’s Improvements”). The Subtenant’s Improvements shall be more particularly set forth on those Plans to be submitted by Subtenant to Sublandlord and Prime Landlord for approval. Subtenant will cause a licensed architect, selected by Subtenant and reasonably acceptable to Sublandlord (the “Architect”) and a licensed engineer, selected by Subtenant and reasonably acceptable to Sublandlord (the “Engineer”), to prepare the Plans. Prior to commencing the Subtenant’s Improvements (or any component thereof), Subtenant shall submit the Plans therefor to Sublandlord for Sublandlord’s approval. Sublandlord shall advise Subtenant within ten (10) Business Days after receipt of any Plans of its approval or disapproval thereof, and, if Sublandlord does not approve any of such Plans, of the reasons that the same are disapproved. If Sublandlord disapproves of any of the Plans, Subtenant shall deliver, or cause the Architect to deliver to Sublandlord, revised Plans, which respond to Sublandlord’s requests for changes. Sublandlord shall advise Subtenant within five (5) Business Days after receipt of any revised Plans of its approval or disapproval thereof, and, if Sublandlord does not approve any of the revised Plans, of the changes required in the same so that they will meet Sublandlord’s approval. This iterative process shall continue until Sublandlord and Subtenant mutually agree upon the Plans for the Subtenant’s Improvements (or the applicable component thereof, as the case may be). In either case, if Sublandlord fails to timely respond to Subtenant’s submission of initial Plans or revised Plans, Subtenant may deliver a second notice requesting Sublandlord’s approval of same; if Sublandlord fails to respond to such second (2nd) notice within five (5) Business Days after receipt of same, Sublandlord will be deemed to have approved the Plans; provided that Subtenant’s notice must state in bold face letters on the first page of such notice the following language: “IF SUBLANDLORD FAILS TO RESPOND TO THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM SUBLANDLORD’S RECEIPT OF THIS LETTER, SUBTENANT’S REQUEST FOR SUBLANDLORD’S APPROVAL OF THOSE CERTAIN ALTERATIONS AND PLANS DESCRIBED IN THIS LETTER SHALL BE DEEMED TO BE APPROVED BY SUBLANDLORD.”. The Plans for the Subtenant’s Improvements (or any component thereof), as revised (if revised), after they have been approved or deemed approved by Sublandlord, shall be promptly submitted to Prime Landlord by Sublandlord for review and approval under the terms of the Prime Lease. The Plans as approved by Sublandlord and Prime Landlord are hereinafter referred to as the “Tenant’s Plans”. Subtenant shall perform the Subtenant’s Improvements in a good and workmanlike manner and in accordance with all Requirements, the terms of the Prime Lease and this Sublease and in conformance with the Tenant’s Plans. Subtenant agrees that, subject to delays caused by Sublandlord, Prime Landlord or Unavoidable Delays (as said term is defined in the Prime Lease) of which Subtenant has promptly notified Sublandlord, it will complete the Subtenant’s Improvements on or prior to the date that is twelve (12) months after the Commencement Date and Sublandlord shall not be obligated to disburse any of the Subtenant Allowance (as defined below) for Subtenant’s Improvements performed after such date (as said date may be postponed by delays described above of which Subtenant has promptly notified Sublandlord).

(d) Provided that no breach of this Sublease has occurred and is continuing, Sublandlord grants to Subtenant a cash allowance of up to One Million Fifty Two Thousand Two Hundred Eight Dollars ($1,052,208.00) (“Subtenant Allowance”) against the total construction cost of all of Subtenant’s Improvements (including design costs and the cost of all permits, licenses and fees related to the construction of the Subtenant’s Improvements), cabling and project management fees (collectively, “Costs”). Subtenant shall submit to Sublandlord, upon completion of Subtenant’s Improvements and Subtenant’s occupancy of the Premises, (i) a request for disbursement of the Subtenant Allowance, signed by an authorized officer of Subtenant, accompanied by a certificate of such authorized officer of Subtenant certifying that all amounts set forth in such request are validly due to contractors, Subtenant’s Architect, Engineer or other professionals, subcontractors and materialmen in connection with the furnishing of material for, or in the performance of, the Subtenant’s Improvements, (ii) invoices for the total amount of all Costs, (iii) a certificate from Subtenant’s Architect certifying that all Subtenant’s Improvements installations have been completed and that the Subtenant’s Improvements were performed in a good and workmanlike manner and in accordance with all Requirements and Tenant’s Plans, (iv) a waiver or release of mechanics liens by all contractors or subcontractors providing supplies to, or performing work for Subtenant in connection with Subtenant’s Improvements, and (v) a final certificate of occupancy. Sublandlord shall have thirty (30) days following such delivery of items (i)-(v) above, in which to verify all such invoices and inspect Subtenant’s Improvements to assure such work is in substantial compliance with the Tenant’s Plans previously approved by Sublandlord (which inspection shall be solely for the benefit of Sublandlord and no other person shall be entitled to rely thereon). Sublandlord shall pay to Subtenant a sum equal to the lesser of (i) the Subtenant Allowance or (ii) the Costs. Such payment shall be made no later than forty-five (45) days following the date on which Subtenant submits all of the items required under clauses (i)-(v) above. Any amount of Subtenant Allowance for which Subtenant has not requested disbursement as of the date that is ninety (90) days following Subtenant’s completion of the Subtenant’s Improvements shall be retained by Sublandlord. It is expressly understood and agreed that Subtenant shall complete, at its expense, the Subtenant’s Improvements whether or not the Subtenant Allowance is sufficient to fund such completion.

(e) Notwithstanding anything herein to the contrary, if Sublandlord determines, in its reasonable discretion, that the cost of removal and restoration under the terms of the Prime Lease of any Subtenant’s Improvements or Subtenant Alterations which constitute Specialty Alterations (as said term is defined in the Prime Lease) will exceed $50,000 in the aggregate, then Sublandlord may condition any approval under this Section 9 upon Subtenant’s increasing the Security Deposit by the amount of such cost.

10. Non-Disturbance Agreement. Sublandlord shall reasonably cooperate with Subtenant’s efforts to obtain a non-disturbance and attornment agreement however, failure of the Prime Landlord or its lender to provide an agreement satisfactory to Subtenant shall not be a condition of this Sublease and shall not affect the validity of this Sublease. Sublandlord shall not be required to make any payments or incur any liability or obligation in connection with obtaining such non-disturbance and attornment agreement(s).

11. Surrender. Subtenant shall, on the expiration or earlier termination of this Sublease, remove Subtenant’s Improvements, Subtenant’s Alterations and all of Subtenant’s trade fixtures, equipment and personal property (including any cabling and conduit installed by Subtenant under Section 10.10 of the Prime Lease, any security system installed by Subtenant under Section 10.12 of the Prime Lease, and any Telecommunications Equipment installed by Subtenant under Section 26.23 of the Prime Lease) as and to the extent required under the terms of the Prime Lease, repair any damage caused by such removal as and to the extent required under the terms of the Prime Lease, and surrender the Premises to Sublandlord in the condition required by the Prime Lease, including Sections 5.3 and 18.1 of the Prime Lease. Subtenant shall be responsible, at its expense, for (i) the removal of Subtenant’s Improvements and Subtenant’s Alterations, trade fixtures, equipment and personal property and any repair or restoration required under the Prime Lease in connection with such removal, and (ii) the repair of any damage caused by Subtenant, its contractors, employees, invitees or agents during the Term as required under the terms of the Prime Lease. If Subtenant fails or refuses to perform its obligations under this Section 11, the Prime Landlord or Sublandlord may, following notice to Subtenant, cause the same to be performed, in which event the Subtenant shall reimburse the party who caused Subtenant’s obligations to be performed the cost of such removal, restoration and repair, together with any and all damages which the Prime Landlord or Sublandlord may suffer as a result of Subtenant’s refusal or failure to perform its obligations under this Section 11. For avoidance of doubt, and notwithstanding any other provision of this Sublease to the contrary, Subtenant shall not be responsible for removal of any alterations or improvements performed by or on behalf of Sublandlord or any restoration required under the Prime Lease in connection with such removal unless Subtenant enters into a Direct Lease with the Prime Landlord. The obligations of Subtenant as provided in this Section 11 shall survive the expiration or termination of this Sublease.

12. Assignment and Subletting. Subtenant shall not assign, transfer, mortgage, pledge, or encumber this Sublease, nor sublet or rent the Premises or any part thereof, nor permit occupancy of the Premises or any part thereof by anyone other than Subtenant, without the prior written consent of Sublandlord and, to the extent required by the provisions of Article 13 of the Prime Lease, of Prime Landlord, nor shall any assignment or transfer of this Sublease be effectuated by the direct or indirect transfer of any interest by Subtenant or by the operation of law or otherwise without the prior written consent of Sublandlord and, to the extent required by the provisions of Article 13 of the Prime Lease, of Prime Landlord (any such assignment, transfer, mortgage, pledge, encumbrance, transfer of interests, sublease, rental or occupancy being referred to herein as a “Subtenant Transfer”). In the event of a Subtenant Default hereunder, Subtenant hereby assigns to Sublandlord the rent due from any subtenant of Subtenant and hereby authorizes each such subtenant to pay said rent directly to Sublandlord. Subtenant agrees to reimburse Sublandlord promptly for legal and other expenses incurred by Sublandlord (including those billed to Sublandlord by Prime Landlord and additional rent, if any, charged pursuant to Sections 13.4(a)(iv) and 13.7 of the Prime Lease) in connection with any requests by Subtenant for consent to any Subtenant Transfer. No Subtenant Transfer shall affect the continuing primary liability of Subtenant (which, following an assignment, shall be joint and several with the assignee). No consent to any Subtenant Transfer in a specific instance shall operate as a waiver in any subsequent instance. Any Subtenant Transfer in contravention of the provisions of this Section 12 shall be void and shall constitute a Default. Provided Prime Landlord consents or is deemed to consent to a Subtenant Transfer, (i) Sublandlord’s consent will not be unreasonably withheld and will be governed by the provisions of Section 13.4 of the

Prime Lease, except that the last sentence of 13.4(a) shall be replaced with the following: “If Sublandlord fails to respond to Subtenant’s request for approval of a Subtenant Transfer within twenty (20) days after Sublandlord’s receipt of such request, Subtenant may deliver a second notice requesting Sublandlord’s approval of same; if Sublandlord fails to respond to such second (2nd) notice within five (5) Business Days after receipt of same, Sublandlord will be deemed to have approved the proposed Subtenant Transfer provided that Subtenant’s second notice must state in bold face letters on the first page of such notice the following language: “IF SUBLANDLORD FAILS TO RESPOND TO THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM SUBLANDLORD’S RECEIPT OF THIS LETTER, SUBTENANT’S REQUEST FOR SUBLANDLORD’S APPROVAL OF THE TRANSFER DESCRIBED IN THIS LETTER SHALL BE DEEMED TO BE APPROVED BY SUBLANDLORD.”; and (ii) Sublandlord shall have the rights under, and Subtenant shall be bound by, all of the terms of Sections 13.1(b), 13.1(c), 13.4(b), and 13.5-13.12, inclusive, with respect to such Subtenant Transfer. Notwithstanding anything to the contrary herein (but subject to the terms of the Prime Lease), the issuance of shares of Subtenant in an initial public offering on a nationally recognized security exchange will not constitute an assignment for the purpose of this Sublease.

13. Default. In the event of a Subtenant Default (including the breach of obligations under the Prime Lease incorporated herein by reference which breach is not cured within the applicable cure period following notice from Sublandlord), Sublandlord shall have all of the same rights and remedies as are available to Prime Landlord in the case of an Event of Default by Sublandlord under the Prime Lease (including the right to terminate this Sublease), including all other rights and remedies available at law or in equity. Unless otherwise provided in this Sublease, the applicable cure period for a breach of this Sublease shall be (i) for a monetary breach, the cure period set forth in Section 15.1(a) of the Prime Lease, and (ii) for a non-monetary breach, the cure period set forth in Section 15.1(b) of the Prime Lease; provided, however, that if Sublandlord has received a notice of such breach from Prime Landlord pursuant to the provisions of Article 15 of the Prime Lease, then Subtenant’s cure period shall be reduced to be (x) the cure period set forth in Section 15.1(b) of the Prime Lease, less ten (10) days with respect to the thirty (30) day cure period provided therein and less five (5) days with respect to the ten (10) day cure period provided therein and Sublandlord’s notice of Subtenant’s breach delivered pursuant to the provisions of this Section 13 shall specify the applicable cure period. There shall be no notice and cure period for breaches under Sections 15.1 (d) and (e) of the Prime Lease. The notice periods hereunder are in lieu of, and not in addition to, any notice periods provided by law or in the Prime Lease.

14. Security Deposit.

(a) Within sixty (60) days after execution of this Sublease, Subtenant shall submit to Sublandlord a deposit in cash equal to One Million Five Hundred Thousand Dollars ($1,500,000) (“Security Deposit”) which shall be held by Sublandlord without interest, as security for the faithful performance of all terms and conditions of this Sublease by the Subtenant. As long as these obligations are met for the full Term, such Security Deposit shall be returned within forty five (45) days after expiration or earlier termination of the Term. In the event of a Default by Subtenant, in addition to any other remedies Sublandlord may have, Sublandlord may use or apply the Security Deposit as necessary for the payment of any (a) Base Rent, Additional Rent or any other sum as to which Subtenant is in Default, or (b) any amount Sublandlord may spend or become obligated to spend, or for the compensation of any losses incurred by Sublandlord in accordance with the terms of this Sublease by reason of Subtenant’s Default (including any damage or deficiency arising in connection with the reletting of the Premises). The foregoing shall not serve in any event to limit the rights, remedies or damages accruing to Sublandlord under this Sublease on account of a Default by Subtenant hereunder.

(b) Subtenant shall not pledge, mortgage, assign or transfer the Security Deposit or any interest therein.

(c) Subtenant shall have the right to deliver to Sublandlord an unconditional, irrevocable letter of credit in substitution for the cash Security Deposit required to be delivered by Subtenant pursuant to this Sublease, subject to the following terms and conditions. Such letter of credit shall be: (i) in form and substance satisfactory to Sublandlord in its reasonable discretion; (ii) at all times in the amount of the Security Deposit required to be delivered by Subtenant pursuant to this Sublease and shall permit multiple draws; (iii) issued by a commercial bank reasonably acceptable to Sublandlord from time to time and located in the San Francisco metropolitan area (or, alternatively, allowing draws via facsimile or overnight courier); (iv) written to specify that the payment of draws will be made only to a specified Sublandlord account (and have the payment instruction noted in the letter of credit); (v) made payable to, and expressly transferable and assignable at no charge by, Sublandlord (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith and compliance with any applicable Federal anti-terrorist procedures); (vi) payable upon presentment to a local branch of the issuer of a simple sight draft or certificate stating only that Subtenant is in Default under this Sublease; (vii) of a term not less than one year; and (viii) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Term, or (2) replaced with cash (or a new letter of credit satisfactory to Sublandlord and complying with the terms hereof) in the amount of the Security Deposit then required to be delivered by Subtenant pursuant to this Sublease. If Subtenant fails to timely comply with the requirements of item (viii) above, then Sublandlord shall have the right to immediately draw upon the letter of credit without notice to Subtenant and hold the proceeds as the Security Deposit hereunder. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc. or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Sublandlord in its reasonable discretion. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way as reasonably determined by Sublandlord, then Sublandlord shall have the right to require that Subtenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Subtenant’s failure to obtain such substitute letter of credit within ten (10) Business Days following Sublandlord’s written demand therefor shall entitle Sublandlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Subtenant and to hold the proceed thereof as the Security Deposit hereunder. In the event the issuer of any letter of credit held by Sublandlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) Business Days thereof, Subtenant shall replace such letter of credit with other collateral acceptable to Sublandlord in its sole discretion. If Subtenant fails to replace such letter of credit with other collateral acceptable to Sublandlord in its sole discretion within such ten (10) Business Day period, Sublandlord shall be entitled to immediately draw upon the then existing letter of credit in whole or in part without notice to Subtenant and to hold the proceeds thereof as the Security Deposit hereunder. Any failure or refusal of the issuer to honor a letter of credit presented by Sublandlord pursuant to the foregoing shall be at Subtenant’s sole risk and shall not relieve Subtenant of its obligations hereunder with respect to the Security Deposit required hereunder.

(d) On the first anniversary of the Rent Commencement Date, provided (i) no monetary Default occurred during the preceding year, and (ii) no breach by Subtenant under this Sublease shall then continue with respect to which Sublandlord has delivered notice to Subtenant, Subtenant shall have the right to reduce the Security Deposit (or, if applicable, the face amount of any letter of credit) to the amount of One Million Dollars ($1,000,000) by delivering notice of Subtenant’s request to Sublandlord. If the aforesaid conditions are met, Sublandlord shall deliver to Subtenant the amount of such reduction in the Security Deposit within ten (10) Business Days after Sublandlord’s receipt of Subtenant’s request or, if applicable, promptly execute and deliver an amendment to any then-existing letter of credit providing for the reduction in the face amount thereof. If the Security Deposit shall have been provided by Subtenant in letter of credit form, such reduction shall occur by means of Subtenant’s delivery to Sublandlord, concurrently with the delivery of Subtenant’s request to reduce the amount of the Security Deposit, of a substitute letter of credit in the reduced amount of the Security Deposit to be held by Sublandlord hereunder and in conformity with the requirements for a letter of credit which may be delivered by Subtenant to Sublandlord pursuant to this Sublease with respect to the Security Deposit; thereafter the letter of credit previously delivered by Subtenant to Sublandlord shall be returned to Subtenant.

(e) This Sublease will automatically terminate on the sixty first (61st) day after execution of this Sublease if Subtenant has not delivered the Security Deposit to Sublandlord at the time and in the manner described in this Section 14, unless Sublandlord elects to continue this Sublease by written notice to Subtenant.

15. Indemnification.

(a) Subtenant shall and hereby does indemnify, defend, protect and hold Sublandlord, its management company, if any, and their respective officers, directors, shareholders and employees (“Indemnified Parties”) harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, costs, interest, actions, demands, and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) asserted against, imposed upon or incurred by such Indemnified Parties by reason of (i) any violation caused, suffered or permitted by Subtenant, of any of the terms, covenants, agreements, or conditions of the Prime Lease or this Sublease, (ii) any act, omission or negligence of Subtenant, in the Premises or Building, including the introduction, use or release of any Hazardous Materials, or (iii) any accident, damage or injury to persons or property occurring upon or about the Premises or in connection with the use or occupancy of the Premises by Subtenant. In the event that the Prime Lease has indemnification provisions which require the Sublandlord to indemnify the Prime Landlord and said indemnification provision is invoked by the Prime Landlord, then Subtenant shall indemnify Sublandlord pursuant to the provisions of the Prime Lease if the claim for indemnification relates to the acts or omissions of Subtenant, the condition of the Premises (if such condition is attributable to the acts or omissions of Subtenant) or any use of the Premises, common areas or other areas by Subtenant. For purposes of this Section 15, the term “Subtenant” shall include any parent, affiliates and subsidiaries or Subtenant and its or their agents, contractors, subcontractors, servants, employees, sub-subtenants or licensees. The obligations of Subtenant as provided in this Section 15 shall survive the expiration or termination of this Sublease.

(b) Sublandlord will indemnify, defend, protect and hold Subtenant harmless for and against any and all Claims arising out of (i) Sublandlord’s breach of the Prime Lease (unless attributable to Subtenant’s breach hereunder), (ii) any termination of the Prime Lease attributable to the acts or omissions of Sublandlord unless Subtenant has expressly consented to such termination or unless attributable to Subtenant’s breach hereunder, (iii) any acts or omissions in or about the Premises of, or work performed in or about the Premises by or on behalf of, Sublandlord or Sublandlord’s employees, agents, contractors or representatives, or (iv) Sublandlord’s breach of this Sublease.

16. Casualty, Condemnation, Failure of Services, Utilities or Access. If any part of the Premises is damaged, destroyed or condemned, or if any “Abatement Event” described in Section 26.22 of the Prime Lease occurs, then (x) if the Prime Lease is terminated with respect to the Premises pursuant to the provisions of the Prime Lease, this Sublease shall automatically terminate at the same time and Subtenant shall have no claim against Sublandlord or Prime Landlord for the loss of its subleasehold interest or any of Subtenant’s property; provided that so long as Subtenant is not in breach under the terms of this Sublease regarding which Sublandlord has given Subtenant notice, Sublandlord will not exercise any right to terminate the Prime Lease set forth in Articles 11 or 12 of the Prime Lease without the express written consent of Subtenant, which consent shall be given or denied within ten (10) Business Days after Sublandlord’s request and Subtenant’s failure to respond in such timeframe shall be deemed consent to such termination; and (y) so long as Subtenant is not in breach under the terms of this Sublease, if Subtenant desires to have Sublandlord exercise its termination rights under the provisions of Articles 11 and 12 of the Prime Lease, then Subtenant shall give Sublandlord notice of same at least ten (10) Business Days prior to the date on which Sublandlord must exercise such termination rights under the terms of the Prime Lease and Sublandlord may thereafter either terminate the Prime Lease and this Sublease or terminate only this Sublease, and Subtenant shall have no claim against Sublandlord or Prime Landlord for the loss of its subleasehold interest or any of Subtenant’s property, and (z) if the Prime Lease is not terminated, then, except as provided under (y), this Sublease shall not be terminated but shall also continue in full force and effect, except that, to the extent permitted under the Prime Lease, if Sublandlord obtains from Prime Landlord any abatement of rent under the Prime Lease in connection with the relevant casualty, condemnation or Abatement Event and related to the Premises or a portion thereof, then Subtenant shall have the benefit of such abatement of Rent related to the Premises or portion thereof as reasonably determined by Sublandlord.

17. Insurance. Subtenant shall promptly and fully comply with all of the insurance requirements imposed upon Sublandlord under Article 11 and Section 5.1(b)(iii) of the Prime Lease, including, without limitation, obtaining property insurance covering the Tenant Improvements installed by Sublandlord, the Subtenant’s Improvements, and Tenant’s Property, and all other insurance coverages required thereunder. Subtenant shall provide Sublandlord with the policies, including evidence of the required waivers of subrogation, and certificates of insurance required under the Prime Lease, and Subtenant shall add Sublandlord, as well as the Insured Parties (as defined in the Prime Lease), as additional insureds/loss payees.

18. Holdover. In the event that Subtenant holds possession of the Premises or any part thereof after the expiration of the Term or sooner termination of this Sublease, by lapse of time or otherwise, Subtenant shall pay Sublandlord, for each month (or portion thereof) Subtenant remains in possession of the Premises or any part thereof, one hundred fifty percent (150%) of the amount of the Fixed Rent due under the Prime Lease for the last month prior to the date of such termination or expiration, plus one hundred percent (100%) of any applicable Additional Rent due under the Prime Lease (using the base year of calendar year 2010). Subtenant shall also pay all damages sustained by Sublandlord from any loss or liability resulting from such holding over and delay in surrender, including any liabilities of Sublandlord under Section 18.2 of the Prime Lease. No holding-over by Subtenant, nor the payment to Sublandlord of the amounts specified above, shall operate to extend the Term. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Premises after the expiration of the Term or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the expiration of the Term or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Section. The provisions of this Section shall not be deemed to waive any of Sublandlord’s rights or in any way affect Sublandlord’s other remedies contained herein or otherwise available.

19. Financial Statements. Subtenant shall, within ten (10) Business Days following Sublandlord’s request (which shall be made no more often than once in any 12 month period), deliver to Sublandlord Subtenant’s audited financial statements for the most recently completed fiscal year or if audited statements for Subtenant are not prepared, then unaudited financial statements for the most recent fiscal year of Subtenant (Sublandlord expressly acknowledges that Subtenant’s unaudited financial statements are typically not completed until June 30th of the calendar year immediately following the fiscal year for which such statements are prepared and that audited financial statements are finalized thereafter) which shall be certified to be true and correct (subject to standard accounting adjustments and such good faith additional caveats as Subtenant may specify concurrently with Subtenant’s delivery of such statements to Sublandlord) by Subtenant’s Chief Financial Officer. Any failure by Subtenant to deliver financial statements as and when required above which Subtenant fails to cure within ten (10) days after notice of such breach, shall constitute a Default under this Sublease, entitling Sublandlord to exercise any and all remedies available to Sublandlord under this Sublease

20. Brokers. Subtenant hereby represents and warrants to Sublandlord that it has not dealt with any broker or finder in connection with this Sublease, except Jones Lang LaSalle, whose commission shall be paid by Sublandlord pursuant to a separate written agreement. Subtenant shall and hereby does indemnify and hold Sublandlord harmless from and against any and all Claims asserted against, imposed upon or incurred by Sublandlord by reason of breach of this representation and warranty. Sublandlord hereby represents and warrants to Subtenant that it has not dealt with any broker or finder in connection with this Sublease, except CBRE, Inc., whose commission shall be paid by Sublandlord pursuant to a separate written agreement. Sublandlord shall and hereby does indemnify and hold Subtenant harmless from and against any and all Claims asserted against, imposed upon or incurred by Subtenant by reason of breach of this representation and warranty.

21. Parking. Parking rights are not included in this Sublease.

22. Estoppel Certificates. Either party hereto (the requested party) agrees that from time to time upon not less than fifteen (15) days prior notice by the other party (requesting party), the requested party or its duly authorized representative having knowledge of the following facts will deliver to the requesting party, or to such person or persons as the requesting party may designate, a statement in writing certifying (i) that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the Sublease as modified is in full force and effect); (ii) the date upon which Subtenant began paying Rent and the date(s) to which the Rent has been paid; (iii) that to the best of the requested party’s knowledge, the requesting party is not in default under any provision of this Sublease or if in default, the nature thereof in detail; and (iv) that there has been no prepayment of Rent except as provided for in this Sublease. The requirements of this Section 22 are in addition to and not in place of any similar obligations in the Prime Lease.

23. Confidentiality. Each party covenants, represents and warrants that it shall keep the terms of this Sublease confidential and will not disclose any such terms or distribute copies of this Sublease to any person or entity without obtaining the prior written consent of the other party. Subtenant covenants, represents and warrants that it shall keep the terms of the Prime Lease confidential and will not disclose any such terms or distribute copies of the Prime Lease to any person or entity without obtaining the prior written consent of Sublandlord. However, each party hereto will have the right to deliver a copy of this Sublease and/or the Prime Lease (i) to its accountants, lenders, counsel, real estate brokers and any prospective subtenant or assignee on a need to know basis provided the recipient agrees to keep such information confidential as provided above, (ii) as may be required by judicial process, (iii) as may be required by the Securities Exchange Commission, the rules of any stock exchange on which the shares of the disclosing party may be traded, or by applicable law or (iv) to its parent, affiliate or subsidiaries on a need to know basis provided the recipient agrees to keep such information confidential as provided above.

24. Waiver of Right of Redemption. Subtenant hereby waives, for Subtenant and for all those claiming under Subtenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Subtenant’s right of occupancy of the Premises after any termination of this Sublease as a result of Subtenant’s Default.

25. Authority If Subtenant is a corporation, trust or partnership, each individual executing this Sublease on behalf of Subtenant hereby represents and warrants that Subtenant is a duly formed and existing entity qualified to do business in the State of California and that Subtenant has full right and authority to execute and deliver this Sublease and that each person signing on behalf of Subtenant is authorized to do so. If Sublandlord is a corporation, trust or partnership, each individual executing this Sublease on behalf of Sublandlord hereby represents and warrants that Sublandlord is a duly formed and existing entity qualified to do business in the State of California and that Sublandlord has full right and authority to execute and deliver this Sublease and that each person signing on behalf of Sublandlord is authorized to do so, subject to obtaining Prime Landlord’s consent as provided below.

26. Incorporation of Prime Lease.

(a) This Sublease is in all respects, and shall remain, subject and subordinate to all of the terms and conditions contained in the Prime Lease, and all of the terms and conditions of the Prime Lease, where not expressly inconsistent with the terms hereof and except as otherwise stated herein to the contrary, are hereby incorporated into this Sublease and shall be binding upon Sublandlord and Subtenant with respect to the Premises to the same extent as if Subtenant were named as tenant and Sublandlord as landlord under the Prime Lease. For purposes of this Sublease, references in the Prime Lease to the term of lease shall mean the Term of this Sublease and references to the premises, demised premises, or similar references in the Prime Lease shall mean the Premises. Effective as of the Commencement Date, Subtenant hereby assumes all of the obligations of Sublandlord, as the tenant, under the Prime Lease other than the obligation to pay rent as set forth in the Prime Lease. Sublandlord shall have all of the rights of the Prime Landlord under the Prime Lease as against Subtenant; however, Sublandlord will not have the (i) the rights of Prime Landlord set forth in Section 6.3 of the Prime Lease (said right to be solely the right of Prime Landlord), (ii) the right to terminate described in Section 11.4 of the Prime Lease (said right to be solely the right of Prime Landlord), (iii) the access rights described in Sections 14.1(a) of the Prime Lease (said right to be solely the right of Prime Landlord; additionally, the right set forth in Section 14.1(b) to enter the Premises to “perform Work of Improvement to the Premises or the Building” shall be the sole right of Prime Landlord and not Sublandlord), and (iv) the protections provided by Section 26.3 of the Prime Lease. Notwithstanding anything in this Sublease to the contrary, Sublandlord shall have the right (but no obligation) to enter the Premises to inspect and exercise its cure rights under the Prime Lease (including under Sections 6.4 and 15.8 of the Prime Lease). Additionally, the parties agree that any Restoration Notice will be issued by Prime Landlord only. Subtenant expressly acknowledges and agrees to Prime Landlord’s rights reserved under the Prime Lease. Subtenant further agrees that Prime Landlord’s exercise of its rights under the Prime Lease shall not constitute an actual or constructive eviction or relieve Subtenant from any of its obligations under this Sublease, or impose any liability upon Sublandlord or its agents.

(b) Provided Subtenant is not then in Default hereunder, Sublandlord agrees not to exercise (i) its option to renew the term of the Prime Lease set forth in Section 2.6 of the Prime Lease or (ii) the termination right set forth in Section 2.7 of the Prime Lease. Provided Subtenant timely pays the Rent due under this Sublease, Sublandlord will pay the rent due under the Prime Lease before an Event of Default shall occur under the Prime Lease for failure to make such payment, and payment of the rent due under the Prime Lease as aforesaid shall be Sublandlord’s sole obligation under the Prime Lease provided, however, that the foregoing is not intended to make the Subtenant responsible for removal of any alterations or improvements performed by or on behalf of Sublandlord or any restoration required under the Prime Lease in connection with such removal unless Subtenant enters into a Direct Lease with the Prime Landlord. Provided Subtenant is not then in Default hereunder, Sublandlord will not amend or modify the Prime Lease except to reduce the amount of basic rent due thereunder.

(c) Sublandlord shall have no obligation to pass through to Subtenant the benefit of any basic rent reductions that may result from an amendment or modification of the Prime Lease below the amount of the basic rent in effect as of the Commencement Date hereof.

(d) If a term or provision of this Sublease is inconsistent or in conflict with a term or provision of the Prime Lease, the term or provision of this Sublease shall control as between Sublandlord and Subtenant.

(e) Sublandlord shall have no liability whatsoever to Subtenant if the Prime Landlord fails to perform any of its obligations under the Prime Lease or fails to properly perform or provide any services, maintenance, repairs, restoration, insurance, or other matters, obligations or actions to be performed or provided by the Prime Landlord under the terms of the Prime Lease. Provided, however, at Subtenant’s expense and request, Sublandlord will take all reasonable actions necessary to attempt to enforce the Sublandlord’s rights as tenant under the Prime Lease for the benefit of Subtenant with respect to the Premises.

(f) Subtenant covenants and agrees that Subtenant will not do anything which would constitute a default under the Prime Lease or omit to do anything which Subtenant is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease.

(g) Any expansion, renewal, first refusal, first offer, cure, termination or other similar rights or options in the Prime Lease are reserved solely to Sublandlord (without any obligation to exercise any such rights or options) and may not be exercised by Subtenant. Any right in the Prime Lease for Sublandlord to contest property taxes with the authority imposing the taxes is reserved solely to Sublandlord without any obligation to exercise such right. Any rights to determine the name of the Building, prohibit or allow competitors signage, or similar rights are reserved to Sublandlord.

(h) If the consent or approval of Prime Landlord is required under the Prime Lease with respect to any matter, Subtenant shall be required first to obtain the consent or approval of Sublandlord with respect thereto and, if Sublandlord grants such consent or approval, Sublandlord will promptly forward a request for consent or approval to the Prime Landlord and, at Subtenant’s cost and expense, will use reasonable efforts to obtain such consent. Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to give its consent.

(i) Sublandlord represents that, to the knowledge of Sublandlord’s Director of Corporate Real Estate without review of files, as of the Effective Date the Prime Lease is in full force and effect and there exists under the Prime Lease no material default or Event of Default by either Prime Landlord or Sublandlord.

(j) Notwithstanding anything herein to the contrary, the following Sections of the Prime Lease are not incorporated herein: 11.1(g) and 11.1 (h).

27. Contingency: This Sublease is contingent on Prime Landlord’s written consent pursuant to Article 13 of the Prime Lease. Sublandlord will use reasonable efforts to promptly obtain such consent, and failure to obtain such consent within forty-five (45) calendar days following Subtenant’s execution hereof shall, at the written election of either party delivered to the other party within ten (10) Business Days after the expiration of such forty-five (45) calendar day period, operate to terminate this Sublease and release Sublandlord and Subtenant from all obligations hereunder.

28. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Fed Ex or other similar overnight delivery service making receipted deliveries. If notice is given by certified mail, return receipt requested, notice shall be deemed given two (2) Business Days after the notice is deposited with the U.S. mail, postage prepaid, addressed to Subtenant or Sublandlord at the address set forth below. If notice is given by personal delivery, Fed Ex or other similar overnight delivery service, notice shall be deemed given on the date the notice is actually received in the case of personal delivery (provided that any notice delivered on a weekend or holiday will be deemed given on the next-succeeding Business Day) or one (1) Business Day after the notice is sent by Fed Ex or another similar overnight delivery service. Either party may by notice to the other specify a different address for notice purposes.

If to Sublandlord:

Visa U.S.A. Inc.

P.O. Box 8999

San Francisco, California 94128-8999

Attn: Office of the General Counsel

With copies to:

CBRE, Inc.

5100 Poplar Avenue, Suite 1000

Memphis, Tennessee 38137

Attn: Portfolio Administration Services – VISA

and

VISA U.S.A. Inc.

P.O. Box 636001

Highlands Ranch, CO 80163-6001

Attn: Director US Real Estate & Facility Operations

If to Subtenant:

Prior to Subtenant’s Move-In to the Premises:

45 Fremont Street, 32nd Floor

San Francisco, CA 94105

Attn: Legal Department

Following Subtenant’s Move-in to the Premises:

At the Premises

Attn: Legal Department

With a copy to:

Jonathan M. Kennedy

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

29. Miscellaneous Provisions.

(a) Subtenant shall comply, and shall cause its agents, contractors, subcontractors, servants, employees, sub-subtenants, licensees or invitees to comply, with all applicable Requirements, all Rules and Regulations, Prime Landlord’s reasonable access control procedures set forth in the Prime Lease and the Rules and Regulations concerning Subtenant’s access to the Premises set forth in the Prime Lease.

(b) This Sublease is in all respects, and shall remain, subject and subordinate to any mortgage, deed of trust, ground lease or other instrument now or hereafter encumbering the Building or the land on which it is located, and to the terms and conditions of the Prime Lease and to the matters to which the Prime Lease, including any amendments thereto, is or shall be subordinate. In confirmation of the subordination provided for in this paragraph, Subtenant shall, at Sublandlord’s request, promptly execute any requested certificate or other document.

(c) This Sublease shall be construed under and in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, SUBLANDLORD AND SUBTENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

(d) This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(e) The failure of a party hereto to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by the waiving party. No surrender of possession of the Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing.

(f) In the event that any one or more of the provisions contained in this Sublease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

(g) This Sublease with all Exhibits hereto constitutes the sole agreement of the parties and supersedes any prior understanding or written or oral agreements between the parties respecting this Sublease.

(h) In the event that either Sublandlord or Subtenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Sublease, or because of the breach of any provision of this Sublease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(i) This Sublease may be executed in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by facsimile or e-mail transmission of an Adobe® file format document (also known as a .pdf file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Sublease by facsimile or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Sublease, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Sublease.

(j) All Exhibits attached to this Sublease are a part of this Sublease for all purposes and are incorporated herein by this reference.

(k) Neither this Sublease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Subtenant or by anyone acting through, under or on behalf of Subtenant.

(l) If Sublandlord assigns its leasehold estate in the Prime Lease Premises Sublandlord shall have no obligation to Subtenant arising after that assignment provided that Sublandlord shall remain liable to Subtenant with respect to any claims or other matters under this Sublease arising prior to such assignment and provided that Sublandlord’s assignee expressly assumes for the benefit of Subtenant, the obligations of Sublandlord hereunder. Subtenant shall then recognize Sublandlord’s assignee as Sublandlord of this Sublease.

(m) Each party agrees that it will not raise or assert as a defense to any obligation under this Sublease or make any claim that this Sublease is invalid or unenforceable due to (i) any failure of this document to comply with ministerial requirements, including but not limited to requirements for corporate seals, attestations, witnesses, notarization, or other similar requirements, or (ii) the execution of this Sublease by electronic or stamped signatures, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

(n) Sublandlord’s obligations under this Sublease to use reasonable efforts shall not require Sublandlord to file or pursue any legal action, arbitration or mediation.

(o) Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease, sublease or otherwise until execution and delivery by both Sublandlord and Subtenant.

(p) Subtenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4,1941, 1942 and 1950.7 (providing that a landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and any similar law, statute or ordinance now or hereinafter in effect.

SUBLANDLORD and SUBTENANT have executed this Sublease as of the Effective Date.

SUBLANDLORD:

VISA U.S.A. INC.

By:	/s/ Byron Pollitt
Name:	Byron Pollitt
Title:	CFO

SUBTENANT:

SUNRUN INC.

By:	/s/ Barak Ben-Gal
Name:	Barak Ben-Gal
Title:	CFO

EXECUTION COPY

EXHIBIT A

COPY OF PRIME LEASE

LEASE

595 MARKET STREET, INC.

a Delaware corporation,

Landlord

and

VISA U.S.A. INC.,

a Delaware corporation,

Tenant

for

595 Market Street

San Francisco, California

November 17, 2008

Schedule of Exhibits

Exhibit A	Floor Plan of Premises

Exhibit A-1	Floor Plan of First Offer Space

Exhibit B	Definitions

Exhibit C	Work Letter

(i)

Exhibit D	Design Standards

Exhibit E	Cleaning Specifications

Exhibit F	Rules and Regulations

Exhibit G	List of Direct Competitors

Exhibit H	Form of Subordination, Non-Disturbance and Attornment Agreement

(ii)

LEASE

THIS LEASE is made as of the 17th day of November, 2008 (“Effective Date”), between 595 MARKET STREET, INC., a Delaware corporation (“Landlord”), and VISA U.S.A. INC., a Delaware corporation (“Tenant”).

Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES	The entire twenty-eighth (28th), twenty-ninth (29th) and thirtieth (30th) floors of the Building, as more particularly shown on Exhibit A.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 595 Market Street, San Francisco, California.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE	September 1, 2009

RENT COMMENCEMENT DATE	June 1, 2010.

EXPIRATION DATE	August 31, 2019, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices, and any other ancillary use consistent with the operation of a first-class office building.

BASE YEAR	Calendar year 2010.

TENANT’S PROPORTIONATE SHARE	10.489%

AGREED AREA OF BUILDING	417,979 rentable square feet, as mutually agreed by Landlord and Tenant. The rentable square footage of the Building has been calculated in accordance with BOMA ANSI Z65.1-1996.

AGREED AREA OF PREMISES	A total of 43,842 rentable square feet comprised of (i) 14,604 rentable (12,630 usable) square feet on the twenty-eighth (28th) floor of the Building, (ii) 14,664 rentable (12,006 usable) square feet on the twenty-ninth (29th) floor of the Building, and (iii) 14,574 rentable (12,632 usable) square feet on the thirtieth (30th) floor of the Building, as mutually agreed by Landlord and Tenant. The rentable square footage of the Premises has been calculated in accordance with BOMA ANSI Z65.1-1996.

FIXED RENT	Period During Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
	June 1, 2010 - May 31, 2011	$2,104,416.00	$175,368.00	$48.00

	June 1, 2011 - May 31, 2012	$2,148,258.00	$179,021.50	$49.00

	June 1, 2012 - May 31, 2013	$2,192,100.00	$182,675.00	$50.00

	June 1, 2013 - May 31, 2014	$2,235,942.00	$186,328.50	$51.00

	June 1, 2014 - May 31, 2015	$2,279,784.00	$189,982.00	$52.00

	June 1, 2015 - May 31, 2016	$2,323,626.00	$193,635.50	$53.00

	June 1, 2016 - May 31, 2017	$2,367,468.00	$197,289.00	$54.00

	June 1, 2017 - May 31, 2018	$2,411,310.00	$200,942.50	$55.00

	June 1, 2018 - May 31, 2019	$2,455,152.00	$204,596.00	$56.00

	June 1, 2019 - August 31, 2019	$2,498,994.00	$208,249.50	$57.00

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

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RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 2% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises:

Visa U.S.A. Inc.

900 Metro Center Boulevard

Foster City, California 94404

Attn: Global Real Estate

with copies to:

Visa U.S.A. Inc.

900 Metro Center Boulevard

Foster City, California 94404

Attn: Office of the General Counsel

and

CB Richard Ellis

5100 Poplar Avenue, Suite 1000

Memphis, Tennessee 38138

LANDLORD’S ADDRESS FOR NOTICES

595 Market Street, Inc.

c/o Tishman Speyer Properties, L.P.

One Bush Street, Suite 450

San Francisco, California 94104

Attn: Managing Director

With copies to:

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10111

Attn: Chief Legal Officer

and:

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10111

Attn: Chief Financial Officer

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TENANT’S BROKER	CB Richard Ellis.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$3,288,150.00.

All capitalized terms used in this lease without definition are defined in Exhibit B.

ARTICLE 2

PREMISES; FIRST OFFER SPACE; TERM; RENT

Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. Landlord and Tenant hereby agree that the rentable square feet of the Premises and rentable square feet of the office area of the Building have been agreed to by Landlord and Tenant and are as stipulated in Article 1, above. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas. Except in the event of an emergency or as otherwise specifically required pursuant to applicable Requirements or the terms of this Lease, Tenant shall be granted access to the Premises and the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year, during the Term, subject to all applicable Requirements, Landlord’s reasonable access control procedures, the Rules and Regulations and the terms of this Lease.

Section 2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date. Unless sooner terminated or extended as hereinafter provided, the Term shall end on the Expiration Date. Landlord hereby represents that the Premises shall be vacant, in the condition required by this Lease and Landlord shall deliver the Premises to Tenant for Tenant’s occupancy on March 15, 2009 for the purpose of Tenant’s construction of the initial Improvements in the Premises. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall have the right to occupy the Premises for the conduct of its business prior to the commencement of the Term commencing on March 15, 2009 and continuing through August 31, 2009, provided that (A) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Premises, (B) a temporary certificate of occupancy or the legal equivalent allowing legal occupancy of the Premises shall have been issued by the appropriate Governmental Authorities for each such portion of the Premises to be occupied, and (C) all of the terms and conditions of this Lease shall apply, other than Tenant’s obligation to pay Fixed Rent, as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Section 2.2) upon such occupancy of the Premises by Tenant.

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Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by check or wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.

Section 2.4 Intentionally Omitted.

Section 2.5 Right of First Offer. Landlord hereby grants to the originally named Tenant hereunder (the “Original Tenant”) and a “Related Assignee,” as that term is defined in Section 13.8 below, a continuous right of first offer with respect to Suites 2700, 2740, 2750 and 2760, as delineated on Exhibit A-1, attached hereto (collectively, the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of then existing leases (including the lease for Suite 2760 which has not yet been fully executed by Landlord and the tenant for the lease of such space (the “Suite 2760 Lease”)) (including renewals (and irrespective of whether any such renewal is pursuant to an express written provision in such tenant’s lease or whether such renewal is effectuated by a lease amendment or a new lease with the tenant under the then existing lease or the Suite 2760 Lease)) of the First Offer Space, and such right of first offer shall be subordinate to all rights with respect to such First Offer Space which are currently set forth in existing leases (including the Suite 2760 Lease) of space in the Building, including any renewal, extension or expansion rights (including, but not limited to, must-take, right of first offer, right of first negotiation, right of first refusal, expansion option and other similar rights) set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their respective terms, or pursuant to a lease amendment or a new lease with the tenant under the then existing lease or the Suite 2760 Lease (all such tenants under such leases are collectively referred to herein as the “Superior Right Holders”). Without limiting the generality of the foregoing, if Tenant, following its receipt of a “First Offer Notice,” as that term is defined in Section 2.5(a) below, fails to exercise its right to lease all or any portion of the First Offer Space pursuant to the terms of Section 2.5(b), then Landlord shall have a right to enter into an interim lease (an “Interim Lease”) with a third party with respect to such space (i.e., the space set forth in the First Offer Notice), and Tenant’s right of first offer as set forth in this Section 2.5 shall be subordinate to all rights of the tenant under the Interim Lease and such tenant shall be deemed a Superior Right Holder. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 2.5.

(a) Procedure for Offer. Provided that no Superior Right Holder wishes to lease the applicable space comprising the First Offer Space as set forth in the First Offer Notice, Landlord shalt notify Tenant (a “First Offer Notice”) from time to time when (i) the First Offer Space or any portion thereof becomes available for lease to third parties or is anticipated to become available for lease to third parties within the next nine (9) month period, or (ii) Landlord has agreed to fundamental economic terms (as determined by Landlord) (the “Fundamental Terms”) with respect to the lease by a third party of a portion of the First Offer Space or when Landlord reasonably anticipates obtaining agreement with respect to the Fundamental Terms with a third party. At a minimum, Landlord and Tenant hereby agree that the Fundamental Terms shall include the base rent, base year, tenant improvement allowance, and length of term. Tenant acknowledges that Landlord may deliver a First Offer Notice with Fundamental Terms so

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long as the requirements set forth above are satisfied, regardless of whether a writing as been agreed upon or executed between Landlord and the third party or whether any writing exists with respect to the Fundamental Terms, in either case. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall at a minimum describe the space so offered to Tenant and shall set forth the date upon which Landlord anticipates delivering possession of such First Offer Space to Tenant, and the Fundamental Terms for such First Offer Space. In the event that Landlord does not enter into a lease for the First Offer Space set forth in the First Offer Notice within six (6) months following Tenant’s rejection or deemed rejection of such First Offer Notice, Landlord shall re-offer such First Offer Space to Tenant pursuant to the terms of this Section 2.5.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in a First Offer Notice, then within ten (10) Business Days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) irrevocably exercising its right of first offer with respect to the entire space described in such First Offer Notice, or, if applicable, any portion thereof consisting of one or more of the separately demised suites comprising the First Offer Space (provided that Tenant shall not have the right to lease only one or more separately demised portions of the First Offer Space in the event that a third party is interested in leasing more than one of the suites comprising the First Offer Space), on the terms contained in the First Offer Notice. If Tenant does not deliver the First Offer Exercise Notice to Landlord within the ten (10) Business Day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on terms which are “materially consistent” with the economic terms and conditions set forth in the First Offer Notice. As used herein, the economic terms relating to the First Offer Space offered to a third party shall be deemed to be “materially consistent” with the terms of the First Offer Notice, if such economic terms are not more than ten percent (10%) more favorable to such third party than the economic terms set forth in the First Offer Notice. In the event that Landlord elects to offer the First Offer Space to a third party on terms that are not materially consistent with the economic terms set forth in the First Offer Notice, then before entering into a lease with such third party, Landlord shall deliver another First Offer Notice to Tenant pursuant to the terms of this Section 2.5 and Tenant shall thereafter have the right to exercise its right of first offer within ten (10) Business Days following Landlord’s delivery of such First Offer Notice, in accordance with the terms of this Section 2.5. Except as otherwise expressly set forth herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) Construction in First Offer Space. Subject to any concessions granted to Tenant as part of the First Offer Notice, Tenant shall accept the First Offer Space in its then existing “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of the Work Letter attached hereto, provided that Tenant shall not be entitled to Landlord’s Contribution or any other type of contribution in connection with the construction of the improvements in the First Offer Space, except as otherwise set forth in the First Offer Notice and the terms of Section 1(g) of the Work Letter shall not be applicable to the construction of the improvements in the First Offer Space. Notwithstanding the foregoing, Landlord, at its sole cost and expense, shall complete any work necessary to ensure that the core lavatories of the First Offer Space and the path of travel to and from the lavatories, the elevator, lobbies and stairwells in the First Offer Space are in compliance with the Requirements;

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provided, however, Landlord shall not be obligated to complete any such work to the extent the application of such Requirements arises from either (i) the specific manner and nature of Tenant’s use or occupancy of the First Offer Space, as distinct from general office use, or (ii) the installation of Alterations in the First Offer Space, as distinct from Tenant’s initial build-out of the First Offer Space.

(d) Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute a lease amendment for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 2.5; provided, however, an otherwise valid exercise of the such right of first offer shall be fully effective whether or not a lease amendment is executed. Tenant shall commence payment of Rent for the First Offer Space, and the term (the “First Offer Term”) of the First Offer Space shall commence upon such commencement date (the “First Offer Commencement Date”) as is set forth in the First Offer Notice, and shall terminate on the Expiration Date. Additionally, Landlord shall, pursuant to the terms of Section 2.7(c), below, provide to Tenant a “Termination Statement,” as that term is defined in Section 2.7(c), below, in connection with the First Offer Space.

(e) Termination of Right of First Offer; Exercise of Renewal Right. The rights contained in this Section 2.5 shall be personal to the Original Tenant and a Related Assignee, and may only be exercised by the Original Tenant or a Related Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or a Related Assignee occupies at least eight percent (80%) of the entire Premises. In connection with the foregoing, in the event that Tenant elects not to or fails to lease the First Offer Space offered by Landlord pursuant to the terms of this Section 2.5, Landlord shall, following the expiration or earlier termination of the subsequent lease thereof (including renewals of any such lease), re-offer such space to Tenant, subject to and in accordance with the terms of this Section 2.5. In the event that the proposed First Offer Space Commencement Date set forth in a First Offer Notice will occur within the twenty-four (24) month period preceding the initial Expiration Date, then Tenant shall have the right to exercise its right of first offer pursuant to the terms of this Section 2.5 only if Tenant simultaneously with its exercise of its right of first offer, renews the initial Term of the Lease pursuant to the terms of Section 2.6 below by delivering a Renewal Exercise Notice. Additionally, Tenant’s right of first offer set forth herein shall terminate effective as of the first day of the twenty-fourth (24th) month preceding the expiration of the second Renewal Term. Tenant shall not have the right to lease the First Offer Space, as provided in this Section 2.5, if, as of the date of the attempted exercise of any right of first offer by Tenant, Tenant is in default under this Lease beyond any applicable notice and cure period set forth in this Lease.

Section 2.6 Renewal Term.

(a) Renewal Term. Tenant shall have the right to renew the Term for all of the Premises for two (2) consecutive renewal terms of five (5) years each (each, a “Renewal Term”) commencing on the day after the expiration of the initial Term or the first Renewal Term, as the case may be (each, the “Renewal Term Commencement Date”), and ending on the day immediately preceding the fifth (5th) anniversary of the applicable Renewal Term Commencement Date, unless such Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The applicable Renewal Term shall be exercisable only by

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written notice delivered by Tenant, as provided in Section 2.6(b) below, provided that, (i) at the time of the exercise of such right no default under this Lease beyond any applicable notice and cure period set forth in this Lease shall have occurred and be continuing hereunder and (iii) the Original Tenant or a Related Assignee occupies at least an aggregate of thirty-five thousand (35,000) rentable square feet of the Premises at the time the “Renewal Exercise Notice,” as that term is defined in Section 2.6(b) below, is given. Time is of the essence with respect to the giving of the Renewal Exercise Notice. In no event may Tenant exercise its right to extend the Term for the second Renewal Term if Tenant fails to timely exercise its right to extend the initial Term for the first Renewal Term under this Section 2.6. Each Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent shall be determined as provided in Section 2.6(c) below and (b) Tenant shall have no further right to renew the Term except as provided herein. Upon the commencement of the applicable Renewal Term, (1) such Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include such Renewal Term and (3) the expiration of such Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall automatically terminate the renewal rights set forth in this Section 2.6. The rights contained in this Section 2.6 shall be personal to the Original Tenant, and a Related Assignee, and may only be exercised by the Original Tenant or a Related Assignee (and not any other assignee, or any sublessee or transferee of the Original Tenant’s interest in this Lease).

(b) Exercise of Renewal Option. The options contained in this Section 2.6 shall be exercised by Tenant, if at all, only in the following manner: (i) not more than eighteen (18) nor less than fourteen (14) months prior to the expiration of the initial Term or the first Renewal Term, as applicable, Tenant may (but shall not be obligated to) deliver written notice to Landlord (“Renewal Interest Notice”) stating that Tenant is interested in exercising its renewal option and requesting that Landlord provide its proposed Rent for the applicable Renewal Term; (ii) if Tenant delivers a Renewal Interest Notice, then Landlord shall deliver written notice to Tenant (“Renewal Rent Notice”) not less than thirteen (13) months prior to the expiration of the initial Term or the first Renewal Term, as applicable, setting forth Landlord’s proposed annual Rent for the applicable Renewal Term (the “Proposed Renewal Rent”), and (iii) whether or not Tenant has delivered a Renewal Interest Notice, if Tenant wishes to exercise a renewal option, Tenant shall deliver written notice to Landlord (“Renewal Exercise Notice”) not less than twelve (12) months prior to the expiration of the initial Term or the first Renewal Term, as applicable, irrevocably exercising such renewal option; provided that, if Tenant theretofore delivered a Renewal interest Notice, then Tenant shall specify in the Renewal Exercise Notice whether Tenant accepts the Proposed Renewal Rent or objects to the Proposed Renewal Rent; and further provided that, if Tenant fails to specify in the Renewal Exercise Notice whether Tenant accepts or objects to the Proposed Renewal Rent, then Tenant shall be deemed to have accepted the Proposed Renewal Rent, the Renewal Exercise Notice shall be irrevocable and binding and the Term shall be extended in accordance with Section 2.6(a) above. In the event that Tenant timely delivers a Renewal Interest Notice to Landlord pursuant to the terms of this Section 2.6(b), but Landlord thereafter fails to deliver a Renewal Rent Notice pursuant to the terms of this Section 2.6(b), then the outside date upon which Tenant must deliver the Renewal Exercise Notice shall be delayed until such date that is thirty (30) days following Landlord’s delivery of the Renewal Rent Notice. If Tenant accepts or is deemed to have accepted the Proposed Renewal Rent, then Landlord and Tenant shall be bound to such Proposed Renewal

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Rent during the applicable Renewal Term. If Tenant timely objects to the Renewal Rent or if Tenant did not deliver a Renewal Interest Notice prior to delivering a Renewal Exercise Notice, then the Renewal Exercise Notice nevertheless shall be irrevocable and binding, but Landlord and Tenant shall attempt to agree, using their respective good faith efforts, upon the annual Fair Market Value of the Premises as of the commencement of the applicable Renewal Term within thirty (30) days following Tenant’s delivery of the Renewal Exercise Notice (the “Renewal Outside Agreement Date”). If Landlord and Tenant reach agreement upon such Fair Market Value on or before the Renewal Outside Agreement Date, then the annual Rent during such Renewal Term shall be such agreed upon Fair Market Value. If Landlord and Tenant do not reach agreement upon such Fair Market Value on or before the Renewal Outside Agreement Date, then the dispute shall be resolved as provided in Section 2.6(d) below.

(c) Renewal Term Rent. The annual Rent payable during the applicable Renewal Term shall be equal to the annual Fair Market Value (as hereinafter defined) of the Premises as of the applicable Renewal Term Commencement Date. “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the applicable Renewal Term Commencement Date, tenants are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term of five (5) years, in an arm’s-length transaction, which comparable space is located in the Building or in the Comparable Buildings (as defined in Exhibit B), including an analysis of the creditworthiness of such tenants, and which comparable transactions (collectively, the “Comparable Transactions”) are entered into within the Fair Market Determination Period (as hereinafter defined), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user, provided that in making such a determination, no value shall be attributed to the portion of the costs incurred by Tenant in connection with the Initial Installations in excess of Landlord’s Contribution; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given solely with respect to each Renewal Term, any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Base Year for the first and second Renewal Terms, shall be the calendar year 2019 and 2024, respectively. “Fair Market Determination Period” shall mean the twelve (12) month period immediately preceding Landlord’s delivery to Tenant of the Renewal Rent Notice (or, if Tenant did not deliver a Renewal Interest Notice in accordance with Section 2.6(b) above, then the twelve (12) month period immediately preceding Tenant’s delivery to Landlord of the Renewal Exercise Notice). Notwithstanding any provision to the contrary contained in this Section 2.6(c), if there are not at least three (3) Comparable Transactions with a comparable lease term to the Option Term to determine the Fair Market Value for a lease of such duration, then the Fair Market Value for the Premises for purposes of this Section 2.6(c) shall be equal to that of Comparable Transactions with terms longer or shorter than five (5) years, provided that the Concessions shall be appropriately prorated on a fractional basis to account for the shorter or longer term of lease. The determination of Fair Market Value shall additionally include a

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determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations in connection with Tenant’s lease of the Premises during the applicable Renewal Term; provided, however, Tenant shall only be obligated to provide Landlord with such financial security in the event that Landlord is incurring out of pocket costs or inducements in connection with the Renewal Term (including, without limitation, a tenant improvement allowance, but excluding the payment of a brokerage commission to a third party). Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). If the Rent payable during the applicable Renewal Term is not determined prior to the applicable Renewal Term Commencement, Tenant shall pay Rent (“Interim Rent”) in an amount equal to the Fair Market Value for the Premises as set forth in the Renewal Rent Notice (or, if Tenant did not deliver a Renewal Interest Notice in accordance with Section 2.6(b) above, then an amount equal to Fair Market Value for the Premises as determined by the arbitrator selected by Landlord in accordance with Section 2.6(d) below). Upon final determination of the Rent for the applicable Renewal Term, Tenant shall commence paying such Rent as so determined, and within forty-five (45) days after such determination, Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between each installment of Interim Rent and the Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

(d) Arbitration. If Landlord and Tenant do not reach agreement upon the Fair Market Value on or before the Renewal Outside Agreement Date, then either Landlord or Tenant, by delivery of written notice to the other, may demand that the dispute be determined by arbitration (such demanding party being referred to herein as the “Demanding Party” and such other party being referred to herein as the “Responding Party”), in which event such dispute thereafter shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:

(i) In its demand for arbitration, the Demanding Party shall specify the name and address of the person to ad as the arbitrator on its behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the City of San Francisco, California. Within ten (10) Business Days after the service of the demand for arbitration, the Responding Party shall give notice to the Demanding Party specifying the name and address of the person’ designated by the Responding Party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the Responding Party fails to notify the Demanding Party of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after the Demanding Party delivers a second notice to the Responding Party, then the arbitrator appointed by the Demanding Party shall be the arbitrator to determine the Fair Market Value for the Premises.

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(ii) If two arbitrators are chosen pursuant to Section 2.6(d)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 2.6(d)(i) above. If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the commercial real estate board for the county in which the Building is located. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 2.6(d)(iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii) Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but both parties shall have the right to be present at any such determinations with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the applicable Renewal Term, and confirming the Rent for the applicable Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by the party which originally appointed such withdrawing arbitrator, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

Section 2.7 Early Termination Right. Provided that Tenant is not in default under this Lease beyond any applicable notice and cure period as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, Tenant shall have the one-time right to terminate and cancel this Lease effective as of the eighth (8th) anniversary of the Commencement

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Date (the “Early Termination Date”), provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant on or before the date which is twelve (12) months prior to the Early Termination Date stating that Tenant is electing to terminate this Lease pursuant to the terms and conditions of this Section 2.7, and (ii) concurrently with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant an amount equal to fifty percent (50%) of the “Termination Fee,” as that term is defined below, as consideration for and as a condition precedent to such early termination. The remaining fifty percent (50%) of the Termination Fee shall be paid to Landlord on or prior to the Early Termination Date. The “Termination Fee” shall be equal to the sum of the following:

(a) The unamortized amount as of the Early Termination Date of leasing commissions incurred by Landlord for the initial Premises and any First Offer Space leased by Tenant, plus

(b) The unamortized amount as of the Early Termination Date of Landlord’s Contribution, plus

(c) The unamortized amount as of the Early Termination Date of all free rent and rent abatement concessions, and tenant improvement related concessions, allowances and costs incurred by Landlord (i.e. for space planning, moving and relocation, tenant improvements, and the like) in connection with any First Offer Space leased by Tenant.

The unamortized amounts set forth in the foregoing Sections 2.7(a) through 2.7(c) shall be calculated on a straight-line basis over the applicable lease term (i.e. for such costs which are applicable to the initial Premises, the amortization shall be on a straight-line basis over the initial Term, and for such costs which are applicable to any First Offer Space leased by Tenant, the amortization shall be on a straight-line basis over the lease term for such First Offer Space), with interest at the rate of eight percent (8%) per annum.

Landlord hereby agrees to provide to Tenant, within one hundred eighty (180) days following the Commencement Date, and the First Offer Commencement Date, if applicable, a statement (the “Termination Statement”) setting forth in detail the calculation of the Termination Fee. In the event that Tenant disputes Landlord’s calculation set forth in the Termination Statement, then Tenant shall notify Landlord of such dispute within thirty (30) days following Landlord’s delivery of the Termination Statement. In such an event, Landlord and Tenant shall use good faith efforts to resolve Tenant’s dispute of the calculation of the Termination Fee as set forth in the Termination Statement.

The termination right contained in this Section 2.7 shall be personal to the Original Tenant and a Related Assignee, and may only be exercised by the Original Tenant or a Related Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease). Provided that Tenant terminates this Lease in accordance with the terms of this Section 2.7, then this Lease shall terminate as of the Early Termination Date with the same force and effect as if this Lease were scheduled to expire in accordance with its terms on the Early Termination Date, and, without limiting the generality of the foregoing, Tenant shall surrender possession of the Premises to Landlord on the Early Termination Date in the condition required pursuant to the terms of this Lease.

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ARTICLE 3

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, ‘or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

CONDITION OF THE PREMISES

Tenant has inspected the Premises and agrees, except as otherwise specifically in the Work Letter, (a) to accept possession of the Premises in the condition existing on the Commencement Date “as is”, and (b) that Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of the Premises shall be hereinafter referred to as the “Initial Installations”. Landlord hereby represents that as of the Effective Date, the Building Systems are in good working condition.

ARTICLE 5

ALTERATIONS

Section 5.1 Tenant’s Alterations.

(a) Tenant shall have the right, without Landlord’s prior written consent, but upon five (5) Business Days prior written notice to Landlord (which notice shall contain a description of the contemplated work), to make cosmetic, non-structural additions and alterations, such as painting, wall coverings, floor coverings, cabling, minor electrical installation and interior wall adjustments, to the Premises that (i) are reasonably estimated not to involve the expenditure of more than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate in any twelve (12) month period, and (ii) do not contain a Design Problem (defined below) (the foregoing additions and alterations described in this sentence are collectively referred to herein as “Decorative Alterations”). Except in connection with Decorative Alterations, Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for Landlord to withhold its consent to any Alterations that contain a Design Problem. In the event that Landlord disapproves any of Tenant’s proposed Alterations, then Landlord shall deliver a notice to Tenant stating with particularity the reasons for its disapproving any such proposed Alterations. A “Design Problem” is defined as and will be

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deemed to exist if any Alterations (i) are structural or materially and adversely affect any Building Systems, (ii) are visible from outside of the Premises or affect the exterior appearance of the Building, (iii) adversely affect the certificate of occupancy issued for the Building, and/or (iv) violate any Requirement. Landlord shall grant or withhold its consent, in writing, to any proposed Alteration within ten (10) days following Landlord’s receipt of Tenant’s request for any such consent. If Landlord fails to provide such consent within such ten (10) day period, and such failure continues for two (2) Business Days after Tenant delivers a second notice to Landlord, then Landlord shall be deemed to have consent to any such proposed Alteration.

(b) Plans and Specifications. Prior to making any Alterations (other than Decorative Alterations), Tenant, at its expense, shall (i) submit to Landlord for its approval in accordance with Section 5.1(a) above, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, an engineer for the affected Building System, reasonably approved by Landlord, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, and (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord reasonably requires, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds.

(c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from known defects, (b) substantially in accordance with the Plans, and, except in connection with Decorative Alterations, by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord. All materials and equipment shall be of high quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall timely give all notices required pursuant to Section 3259.5 of the Civil Code of the State of California or any successor statute.

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Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, at Tenant’s sole cost and expense, remove any Specialty Alterations and close up any slab penetration in the Premises (provided that, at the time Landlord approves or consents to any such Alterations in the Premises, Landlord notifies Tenant that such Alterations shall be deemed Specialty Alterations and that Landlord shall require the removal of such Specialty Alterations). Notwithstanding the foregoing, Tenant shall not be obligated to remove or restore any of the Initial Installations (including the installation of any internal staircase in the Premises). Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations that Tenant is required to remove pursuant to the terms of this Section 5.3 or any of Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same as permitted by applicable Requirements, and repair and restore any damage caused thereby, at Tenant’s cost. All other Alterations shall become Landlord’s property upon termination of this Lease.

Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 20 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with applicable Requirements.

Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord, upon demand, all out-of-pocket costs actually incurred by Landlord in connection with Alterations, including costs incurred in connection with (a) except in connection with Decorative Alterations, Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate the Alterations. In addition, if Tenant’s Alterations cost more than $25,000, Tenant shall pay to Landlord, prior to the completion of any such Alterations, an administrative fee in an amount equal to (i) 2% on the cost of any Alterations between $25,001 to $250,000 (excluding Decorative Alterations), and (ii) 1% thereafter (i.e., on any cost in excess of $250,000) (excluding Decorative Alterations). At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

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Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (excluding ordinary office equipment) (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable, documented, out-of-pocket costs actually incurred by Landlord in connection therewith. Notwithstanding the foregoing, Tenant shall not be charged a fee in connection with Tenant’s use of the freight elevator and/or the loading dock of the Building for Tenant’s move of any Building standard Equipment into the Premises. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord.

Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. Subject to the terms of Section 8.1, below, if any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, then, subject to the terms of Section 8.1, below, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”; provided, however, Tenant shall have the right to place a load upon any floor of the Premises that exceeds such amount provided that Tenant has (at its sole cost and expense) reinforced any such floor in a manner and to the extent approved by Landlord. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Base Building (defined below) and (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings. For purposes of this Lease, the “Base Building” shall include, but not be limited, to the following: (a) roof structure and membrane; (b) exterior walls and glass; (c) floor/ceiling slabs and other structural portions of the Building, including, without limitation, the foundation, curtain wall, exterior glass, and mullions, columns, beams, shafts (including elevator shafts); and (d) Building Systems.

Section 6.2 Tenant’s Repair and Maintenance. Subject to the terms of Article 11, below, Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs materially affecting any Building System be reviewed and approved by an engineer for the affected Building System reasonably approved by Landlord, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances

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therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems located in and exclusively serving the Premises) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord’s obligation to repair pursuant to the express provisions of this Lease (but such obligation shall not extend to the Base Building, except to the extent otherwise required pursuant to this Section 6.2 or Section 8.1(a) below). All damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

Section 6.3 Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Work of Improvement”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), and (b) Tenant is not deprived of access to or reasonable use and occupancy of the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Work of Improvement. Subject to the foregoing, there shall be no Rent abatement (except as otherwise provided in Section 26.22 below) or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement.

Section 6.4 Tenant’s Right to Make Repairs. Notwithstanding any of terms set forth in this Lease to the contrary, if Tenant provides notice (the “Repair Notice”) to Landlord of an event or circumstance which requires the action of Landlord and such repair and/or maintenance relates to (i) improvements which are contained wholly within the Premises (not including any Building core systems and equipment) or (ii) a leak in the roof of the Building, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) Business Days notice to Landlord specifying that Tenant is taking such required action (or, in the event of an “Emergency,” as that term is defined, below, not later than one (1) business day after receipt of such Repair Notice, except in connection with repairs to the roof of the Building, which shall require the delivery of an additional one (1) Business Day notice), and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for similar work, and in connection with any

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work to the roof of the Building, Tenant’s contractors shall be escorted by a Landlord representative during the course of any such work, provided that Landlord makes any such representative reasonably available to Tenant. For purposes of this Section 6.4, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems, Building structure, Initial Installations, or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES

Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by the County Assessor of San Francisco for the purpose of imposition of Taxes.

(b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.

(c) “Base Taxes” shall mean the Taxes payable for the Base Year.

(d) “Comparison Year” shall mean each calendar year commencing subsequent to the Base Year.

(e) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including the rental value (at customary market rates) of Landlord’s Building office not to exceed 1,500 rentable square feet, and capital repairs, replacements, improvements and other capital costs (collectively, “Capital Cost”) incurred after the Base Year only if such Capital Costs either (i) are reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) are required to be made during any Comparison Year to comply with applicable Requirements, except for such Capital Costs to remedy a condition existing prior to the Commencement Date, which a federal, state or municipal governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to the then-current applicable Requirements in their form existing as of the Commencement Date. Such Capital Costs shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord reasonably determines in accordance with sound real estate management and accounting principles, consistently applied, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any occupable portions

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of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. If Landlord eliminates from Operating Expenses for any Comparison Year any particular type of insurance included in Operating Expenses for the Base Year, then Landlord may adjust the amount of any insurance premium included in Operating Expenses for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types of insurance during the Base Year as maintained by Landlord during such Comparison Year. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than 95% of the Building rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses that vary based on occupancy shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the Base Year or such Comparison Year.

(f) “Statement” shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year.

(g) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all reasonable expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting or otherwise seeking a reduction of any of the foregoing or the Assessed Valuation of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided, and (ii) there shall be deemed included in Taxes for the Base Year, as applicable, and each Comparison Year the installments of such assessment becoming payable during such Base Year, as applicable, or Comparison Year, together with interest payable during such Comparison Year on such installments. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2 Tenant’s Tax Payment. (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for

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such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1112 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within forty-five (45) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, or if no further payments of Rent are due hereunder, Landlord shall refund such amount directly to Tenant within forty-five (45) days following the date upon which Landlord becomes aware of such overpayment, and (iii) within forty-five (45) day following the date upon which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than forty-five (45) days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year.

(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder, or if no further payments of Rent are due hereunder, Landlord shall refund such amount directly to Tenant within forty-five (45) days following the date upon which Landlord becomes aware of such overpayment if the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within forty-five (45) days after delivery of the Statement to Tenant.

(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. In the event of the expiration or earlier termination of the Lease, Landlord shall refund such amount directly to Tenant within forty-five (45) days following the date upon which Landlord becomes aware of such overpayment. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. Landlord hereby acknowledges and agrees that reduction in Taxes payable for the Base Year as a result of a reduced assessment of the Real Property pursuant to Proposition 8 shall not result in a reduction of Base Taxes.

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(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

Section 7.3 Tenant’s Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) within forty-five (45) days following the date upon which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within forty-five (45) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, or if no further payments of Rent are due hereunder, Landlord shall refund such amount directly to Tenant within forty-five (45) days following the date upon which Landlord becomes aware of such overpayment, and (iii) within forty-five (45) days following the date upon which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right, upon not less than forty-five (45) days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year.

(b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder, or if no further payments of Rent are due hereunder, Landlord shall refund such amounts directly to Tenant within forty-five (45) days following the date upon which Landlord becomes aware of such overpayment. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within forty-five (45) days after delivery of the Statement to Tenant.

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Section 7.4 Non-Waiver; Disputes.

(a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year. Notwithstanding the foregoing, Tenant shall not be responsible for Taxes or Operating Expenses attributable to any Comparison Year which are first billed to Tenant more than one (1) calendar year after the expiration of the Term, provided that in any event Tenant shall be responsible for Taxes and Operating Expenses levied by any governmental authority at any time following the expiration of the Term which are attributable to any Comparison Year (provided that Landlord delivers to Tenant any such bill for such amounts within two (2) calendar years following Landlord’s receipt of the bill therefor).

(b) Within two (2) years after receipt of a Statement by Tenant, Tenant or an agent of Tenant may, after reasonable notice to Landlord, commence an inspection of Landlord’s records (including records pertaining to Taxes or Operating Expenses, as applicable, for the Base Year, provided that in no event shall Tenant be entitled to inspect such records more than one (1) time during the Term, as the same may be extended) at Landlord’s offices in San Francisco. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (1) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within two (2) years after such-Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis, provided, however, Tenant shall have the right to employ on a contingency fee basis only a nationally recognized accounting firm whose primary business is accounting (as opposed to tenant audits). If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to one of the nationally recognized public accounting firms selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, except as may be required to resolve any disputes pertaining thereto with consultants whom have executed and delivered to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 3% for such Comparison Year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, absent fraud, by judicial proceeding or otherwise, the accuracy of any Statement.

Section 7.5 Proration. If the Commencement Date is not January 1, and provided that the Commencement Date does not occur in the Base Year, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which the Commencement Date occurs shall be apportioned on the basis of the number of days in the year from the Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December

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31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within forty-five (45) days after submission of the Statement for the last Comparison Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Taxes and/or Operating Expenses for the Real Property among different portions or occupants of the Real Property (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Real Property and the retail space tenants of the Real Property. The Taxes and/or Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

Section 7.6 No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any component of Additional Rent payable hereunder.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1 Compliance with Requirements.

(a) Tenant’s Compliance. Except to the extent otherwise specifically provided in this Lease, Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any alterations to the Base Building or Common Areas unless the application of such Requirements arises from (i) the specific manner and/or nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) any non general office use Alterations made by Tenant or any other non general office use tenant improvements located within the Premises (including the Initial Installations), or (iii) a breach by Tenant of any provisions of this Lease. Any repairs or alterations which are Tenant’s responsibility hereunder shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not materially affect any Building System, or (2) by Landlord if such repairs or alterations are structural or materially affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 8.1 to the extent consistent with the terms of Section 7.1(e), above.

(b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work or common cleaning supplies, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials

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in the Building which is caused by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials in the Building, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time, subject to the provisions of Section 14.1 below. Landlord covenants that during the Term, Landlord shall comply with all Requirements relating to Hazardous Materials in accordance with, and as required by, the terms of Section 8.1(c) below.

(c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Common Areas and the Base Building which are not the obligation of Tenant, to the extent that non-compliance would reasonably be anticipated to (i) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (ii) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees or invitees, (iii) materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses, or (iv) materially adversely affects Tenant’s access to the Premises. Landlord shall remove any Hazardous Materials present in the Premises, provided that such Hazardous Materials were not brought onto the Premises by a Tenant Party, but regardless of whether such Hazardous Materials were brought onto the Premises by Landlord. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Section 8.1(c) to the extent consistent with the terms of Section 7.1(e), above.

(d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2 Fire and Life Safety.

(a) Tenant’s Compliance. Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.2 respecting any repairs affecting any Building System, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.

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(b) Landlord’s Compliance. Landlord shall maintain in good operation and repair the sprinkler, fire-alarm and life-safety system of the Building up to the point of connection of localized distribution to the Premises (excluding, however, sprinklers and the horizontal distribution systems within and servicing the Premises by which fire-alarm and life-safety systems are distributed from the Base Building for provision of such services to the Premises), in accordance with this Lease, including, without limitation, Section 6.1, all specifications therefor and the Requirements (including conducting all required inspections and maintaining commercially reasonable contracts for maintenance thereof). Landlord’s cost to comply with the terms of this Section 8.2, including, without limitation, the cost of any service contract concerning such system, shall be included in Operating Expenses subject to all of the terms and conditions of this Lease (e.g., unless such costs are Excluded Expenses).

ARTICLE 9

SUBORDINATION

Section 9.1 Subordination and Attornment. (a) Subject to the terms of Section 9.6 below, this Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

(b) Subject to the terms of Section 9.6 below, if a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be reasonably required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s other obligations or adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be

(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against the prior Landlord (provided, however, that the Mortgagee or Lessor, as the case may be, shall be obligated to cure any continuing non-monetary default under the Lease that occurs after the date that Lender obtains legal and equitable title to the Property);

(iii) bound by any prepayment of Rent more than thirty (30) days in advance of the date due under this Lease to any prior landlord;

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(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest, except to the extent the amount of such payment was actually received by such successor landlord;

(v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment or renewal (except as to any renewal rights granted to Tenant under this Lease) of this Lease made without successor landlord’s consent; or

(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.

(c) Tenant shall from time to time within 10 Business Days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the other obligations, or materially and adversely affect the rights, of Tenant under this Lease.

Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, provided that Tenant has received contact information for the same, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

Section 9.4 Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

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Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

Section 9.6 Non-Disturbance Agreements. Landlord shall, within forty-five (45) days following the execution and delivery of this Lease, deliver to Tenant a subordination, non-disturbance and attornment agreement (an “SNDA”) from all existing Mortgagees and Lessors, substantially in the form attached hereto as Exhibit H. Tenant shall have the right to terminate this Lease by written notice to Landlord in the event that Landlord fails to deliver any such SNDA(s) to Tenant within such forty-five (45) day period. Landlord shall, within forty-five (45) days following the execution and delivery of this Lease, establish an escrow account with a third party reasonably designated by Landlord, which escrow account shall be funded with Landlord’s Contribution, Landlord shall provide Tenant with perfected security interest in such account and such account shall be used in connection with the disbursement of Landlord’s Contribution to Tenant pursuant to the terms of Section 3 of the Work Letter attached hereto. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Mortgage and/or any Superior Lease made between Landlord and such Mortgagee and/or Lessor, Landlord shall obtain from each Mortgagee or Lessor a commercially reasonable agreement, in recordable form, pursuant to which such Mortgagee or Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage, or which such Lessor shall take to terminate such Superior Lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.1(b) hereof (any such agreement, a “Non-Disturbance Agreement”), Such Non-Disturbance Agreement shall recognize the right of an assignee to remain as the tenant under this Lease, provided that such assignee shall not be entitled to any rights reserved for the Original Tenant or a Related Assignee.

ARTICLE 10

SERVICES

Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current

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to the Premises for Tenant’s use in accordance with the Design Standards. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of 1.0 kilowatt hours per square foot of usable area in the Premises per month, as determined on an annualized basis (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant for such Excess Electrical Usage as measured by a Meter (as defined below). In connection with the foregoing, Landlord shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant in the event that Tenant has Excess Electrical Usage. If Tenant does not have Excess Electrical Usage, then Landlord shall be responsible for the payment of the cost of the Meter. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.

Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (a) such installation is practicable, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail unreasonable alterations, unreasonably interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

Section 10.3 Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week: provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 7:00 a.m. to 3:30 p.m., which hours of operation are subject to change, provided that in no event shall the freight elevator serving the Premises be available less than at least eight and one/half hours on Business Days.

Section 10.4 Heating. Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit D during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or

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the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shalt not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant agrees that, notwithstanding the proper operation of the HVAC System, Tenant’s failure, depending on the position of the sun during daylight hours, to lower the blinds, may affect the HVAC System’s ability to meet the Design Standards. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 10.5 Overtime Freight Elevators and HVAC. If Tenant desires the HVAC services or freight elevator services during any periods other than as set forth in Section 10.3 and Section 10.4 (“Overtime Periods”), Tenant shall deliver notice to the Building office requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. The Fixed Rent does not include any charge to Tenant for the furnishing of HVAC to the Premises during Overtime Periods. If Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord the Actual Cost for such service. “Actual Cost” shall mean the actual cost incurred by Landlord (to the extent not duplicative of costs included in Operating Expenses) as reasonably determined by Landlord, including reasonable depreciation and administration costs, but without charge for overhead or profit. If Landlord furnishes freight elevator service during Overtime Periods and Tenant requests staff oversight for access control purposes during such periods, then Tenant shall pay to Landlord, Landlord’s actual, out-of-pocket labor cost incurred by Landlord for providing such staff oversight (to the extent not duplicative of costs included in Operating Expenses), as reasonably determined by Landlord without charge for overhead.

Section 10.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or for similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays. Tenant shall have the right, at Tenant’s sole cost and expense, to retain the services of “Little Giant,” or another cleaning service provider, subject to Landlord’s reasonable approval, to provide monthly supplemental cleaning services to the Premises. Tenant hereby acknowledges and agrees that Little Giant (and any other cleaning service provider retained by Tenant pursuant to the terms of this Section 10.6) shall be deemed a Tenant Party for all purposes under this Lease and shall be required to carry and maintain insurance in an amount

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reasonably approved by Landlord. Tenant hereby represents that Little Giant is a union service provider. Tenant hereby agrees that any other cleaning service provider retained by Tenant pursuant to the terms of this Section 10.6 shall be a union service provider.

Section 10.7 Water. Landlord shall provide water in the core lavatories on each floor of the Building and to the core of each floor on which any portion of the Premises is located for any coffee stations, kitchens and executive bathrooms located in the Premises. Tenant shall pay the cost of any installation, and for all maintenance, repairs and replacements of any equipment required to deliver such water horizontally from such core location to the Premises. Tenant shall not pay a fee to Landlord for water consumed pursuant to the terms of this Section 10.7.

Section 10.8 Refuse Removal. Landlord shall provide recycling services and refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, within forty-five (45) days after delivery of an invoice therefor, Landlord’s reasonable out-of-pocket cost for such removal to the extent that the refuse generated by Tenant materially exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

Section 10.9 Directory. Tenant shall be entitled to use, at Landlord’s sole cost and expense, an unlimited number of tines on the electronic directory located in the lobby of the Building for the designation of Tenant’s entity name and the names of its employees at the Premises. Additionally, Landlord shall, at Landlord’s sole cost and expense, install (and Tenant shall be entitled to maintain) entry identification signage for the designation of Tenant’s entity name at the entrance to the Premises, the location, quality, design, style, lighting and size of which signage shall be consistent with the Landlord’s then current Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion, and all applicable Requirements. Following the initial installation of the directory board strips and Tenant’s entry identification signage in accordance with this Section 10.9, Tenant shall be entitled, at its sole cost and expense, to change the names on the directory board and Tenant’s entry identification signage, so long as the such change does not involve an “Objectionable Name,” as that term is defined hereinbelow. The term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of the Comparable Buildings.

Section 10.10 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within 30 days. Tenant acknowledges that nothing set forth in this Section 10.10 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities. Subject to the terms of this Section 10.10 and provided that AT&T grants Tenant access to the AT&T vault, Tenant shall have the right to install up to a four inch diameter cable in the existing conduit (the “Existing Conduit”) connecting the AT&T vault and the Main Point of Entry (“MPOE”). Tenant shall also have the right to install one four inch conduit (the “New Conduit”) from the MPOE through the basement

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area of the Building through the telecommunications room located in the Building and the common riser path located in the Building to the Premises. The location of the New Conduit in the common riser path shall be subject to Landlord’s reasonable approval. Notwithstanding any provision to the contrary contained in this Lease, at Landlord’s election, Tenant shall remove Tenant’s cabling from the Existing Conduit and the New Conduit prior to the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. If Tenant fails to timely perform such removal and/or repair work, then Landlord may (but shall not be obligated to) perform such work at Tenant’s sole cost and expense. Tenant shall coordinate access to the MPOE and the common riser path located in the Building with Landlord prior to any such access.

Section 10.11 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord’s reasonable judgment, is necessary or desirable, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services, except as otherwise provided in Section 26.22 below. Landlord shall provide Tenant with at least five (5) Business Days prior notice of any scheduled interruption of services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent (except as otherwise provided in Section 26.22 below), relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Subject to Section 26.22 below, Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.

Section 10.12 Access Control Services. Landlord shall provide reasonable access-control services for the Building in a first-class manner materially consistent with the services provided by landlords of the Comparable Buildings. As of the date hereof, Landlord’s access control services include manned access control service in the lobby of the Building twenty-four (24) hours a day, seven days a week, regular access control patrol services of the Common Areas and the exterior of the Building, and a key-card access system with secured turnstiles at the entry of each elevator bank located in the Building. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Real Property of any person. Subject to the terms of this Lease (including the Work Letter and/or Article 5 hereof, as applicable), Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises. Tenant may coordinate the Tenant’s Security System to provide that the Building’s system and the Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate the Tenant’s Security System with the Building’s system. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security

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System, Notwithstanding anything contained herein to the contrary, Landlord shall at all times have access to the Premises, including, without limitation, for purposes of providing services required of Landlord pursuant to the terms of this Lease.

Section 10.13 Cable Television Services. Tenant hereby acknowledges that the Building is currently wired for cable television service. Tenant and/or Tenant’s cable service provider which have been approved by Landlord in its reasonable discretion shall have access to certain parts of the Building (i.e., cable risers and roof), as necessary, in order to bring cable or satellite service to the Premises, which access shall be subject to Landlord’s prior reasonable approval. Tenant shall be responsible for all costs and expenses incurred by Tenant in connection with any cable or satellite service provided to the Premises, provided that Landlord shall not charge a fee in connection with Tenant’s cable service provider’s access to the Building.

Section 10.14 Supplemental HVAC System. The installation of any supplemental HVAC system in or exclusively serving the Premises for the purpose of providing supplemental air-conditioning to the Premises (the “Supplemental HVAC System”) shall be governed by the terms of Article 5 of this Lease and this Section 10.14, and, if approved by Landlord pursuant to the terms of Article 5 of this Lease and this Section 10.14, shall be performed by Tenant at its sole cost and expense. All aspects of the Supplemental HVAC System (including, but not limited to, the plans and specifications therefor) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the structural aspects of the Building, the Building Systems, the exterior appearance of the Building and/or the certificate of occupancy issued for the Building will be materially and adversely affected and/or the installation of the Supplemental HVAC System will violate any applicable Requirements, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. In connection with the foregoing, Landlord may, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Supplemental HVAC System, and, in any event, Tenant shall reimburse Landlord for the cost as reasonably determined by Landlord of all electricity utilized by the Supplemental HVAC System. Landlord shall provide condenser water to service the Supplemental HVAC System and Tenant shall pay to Landlord, the Actual Cost for such service. Landlord shall calculate the Actual Cost pursuant to the following formula: (i) the hours during which condenser water is supplied to the Premises, multiplied by (ii) number of tons of condenser water supplied to the Premises per hour, multiplied by (iii) the cost of supplying a ton of condenser water to the Premises (based on the cost of operating the condenser water system, including, without limitation, amount of the water and electricity required to run the condenser water system). Tenant shall not be obligated to pay any “tap” fees in connection with the use of the Supplemental HVAC System. Notwithstanding any provision to the contrary contained in this Lease, in the event that Supplemental HVAC System is located on the floor of the Premises, then, at Landlord’s election prior to the expiration or earlier termination of this Lease, Tenant shall surrender such Supplemental HVAC System to Landlord with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have such Supplemental HVAC System surrendered to it upon the expiration or earlier termination of this Lease, then Tenant shall remove such Supplemental HVAC System prior to the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. If Tenant fails to timely perform such removal and/or repair work, then Landlord may (but shall not be obligated to) perform such work at

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Tenant’s sole cost and expense. Tenant shall not be obligated to remove the Supplemental HVAC System if it is located in the ceiling of the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 10.14), of the Supplemental HVAC System. In no event shall the Supplemental HVAC System be permitted to interfere with Landlord’s operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 10.14 shall be payable by Tenant within forty-five (45) days of Tenant’s receipt of an invoice therefor.

Section 10.15 Base Building Stairwell. To the extent permitted by the Requirements, Tenant may use the Base Building stairwells and staircases to travel to and from the Premises, provided that Tenant installs a card key pass access compatible with Landlord’s and/or Tenant’s Security System to access the Premises from the stairwell. Tenant may redecorate the stairwells between the floors comprising the Premises, subject to all applicable Requirements and Tenant obtaining the prior written approval of both Landlord and the San Francisco Fire Department to any such redecoration.

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1 Tenant’s Insurance; Landlord’s Insurance.

(a) Effective as of the date Landlord delivers possession of the Premises to Tenant for the construction of the Initial Installations pursuant to the Work Letter attached hereto as Exhibit C, and continuing thereafter throughout the Term, Tenant, at its expense, shall obtain and maintain in full force and effect the following insurance policies throughout the Term:

(i) Commercial General Liability (CGL) Insurance on an occurrence basis covering liability arising from premises operations, independent contractors, product-completed operations, personal injury, advertising injury, bodily injury, death and/or property damage occurring in or about the Building, including liquor liability coverage if the Tenant’s operation involves the selling or serving of alcoholic beverages, under which Tenant is insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance or self-insurance carried by or for the benefit of the Insured Parties, and such insurance shall include blanket broad-form contractual liability coverage. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than Ten Million and No/100 Dollars ($10,000,000.00) provided that, Tenant may carry such coverage under an “umbrella” policy of liability insurance. The personal injury and advertising injury coverages set forth herein may be covered by a separate media liability policy on a claims-made basis. Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings.

(ii) Subject to the terms of this Section 11.1(a)(ii), All-Risk Commercial Property Insurance insuring Tenant’s Property (as defined in Exhibit B) and the Tenant Improvements (as defined in Exhibit B), for the full replacement cost thereof. The Insured Parties shall be included as loss payee(s) with respect to the Tenant improvements;

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(iii) Builder’s Risk during the performance of any Alteration, until completion thereof, on an “All Risk” basis, including a permission to complete and occupy, for full replacement cost covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, or evidence of such coverage under the property insurance policies set forth in (ii) above. The Insured Parties shall be named as additional insureds;

(iv) Workers’ Compensation Benefits Insurance and Employer’s Liability Insurance, with Worker’s Compensation Benefits Insurance as required by law and Employer’s Liability Insurance with a limit not less than One Million and No/100 Dollars ($1,000,000.00) each accident for bodily injury by accident and One Million and No/100 Dollars ($1,000,000.00) each employee for bodily injury by disease;

(v) Commercial Automobile Liability Insurance (if the Tenant is operating a fleet out of the leased Premises) covering any auto including owned, hired, and non-owned autos with a combined single limit with respect to each occurrence in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). The Commercial auto policy shall include contractual liability coverage. The Insured Parties shall be named as additional insureds; and

(vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time, but in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings,

(b) Tenant shall provide Landlord with thirty (30) days’ prior written notice in advance of any termination or material change to the policies that would affect the interest of any of the Insured Parties and shall be effected under valid and enforceable policies issued by reputable insurers authorized to do business in the State of California and rated in AM Best’s Insurance Guide, or any successor thereto as having an AM Best’s Rating of “A” or better and a Financial Size Category of at least “VIII” or better, or such other financial rating as Landlord may at any time consider reasonably appropriate.

(c) Subject to Section 11(g), on or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance that evidence insurance required to be covered by this Article 11, the waivers of subrogation required by Section 11.2 below, the Insured Parties are named as additional insureds/loss payees as required pursuant to this Article 11, and the commercial general liability is primary, non-contributory, and not excess of any other valid and collectible insurance. Evidence of each renewal or replacement policies shall be delivered by Tenant to Landlord at least ten (10) days after the expiration of the policies.

(d) By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed a limitation on or transfer of Tenant’s liability under the indemnities granted to Landlord in this contract.

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(e) All rights that inure to the benefit of the Landlord shall not be prejudiced by the expiration of the Lease,

(f) Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance where applicable, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties as additional insureds).

(g) So long as Visa Inc., a Delaware corporation (“Visa”) maintains a total shareholder equity and accumulated income (net of goodwill) equal to or greater than Two Hundred Fifty Million and 001100 Dollars ($250,000,000.00) (the “Net Worth Amount”), as evidenced by Visa’s publicly filed financial statements (provided, however, in the event that Visa’s financial statements are not available to the public, then Visa shall be required to provide Landlord with evidence of such Net Worth Amount in a form reasonably acceptable to Landlord), then Tenant shall have the right to self-insure its insurance requirements set forth in this Article 11, provided that (i) Visa, as a condition to such self-insurance, agrees that it shall be jointly liable with Tenant for any claims and/or amounts payable had Tenant provided the insurance otherwise required to be carried under this Article 11 and (ii) Landlord agrees to provide Visa with notice of such claims and/or amounts payable at the address set forth on the signature page to this Lease. Any self-insurance by Tenant shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Article 11, including, without limitation, a full waiver of subrogation. If Tenant elects to self-insure, then with respect to any claims which may result from incidents occurring during the Term, such self-insurance obligation shall survive the expiration or earlier termination of this Lease to the same extent as the insurance required would survive. Notwithstanding the foregoing, in the event that Visa does not meet the Net Worth Amount, but nevertheless desires to self-insure its insurance requirements set forth in this Article 11, then, following Tenant’s posting of a bond or obtaining of a letter of credit or other means of funding the insurance requirements in form and substance reasonably acceptable to Landlord, in favor of Landlord to secure losses that are self-insured by Tenant, Tenant shall have the right to self-insure.

(h) So long as Visa maintains a total shareholder equity and accumulated income (net of goodwill) equal to or greater than the Net Worth Amount, as evidenced by Visa’s publicly filed financial statements (provided; however, in the event that Visa’s financial statements are not available to the public, then Visa shall be required to provide Landlord with evidence of such Net Worth Amount in a form reasonably acceptable to Landlord), then the deductibles maintained for all policies required by this Article 11 may be reasonably determined by Tenant, provided that (i) Visa, as a condition to determining such deductibles, agrees that it shall be jointly liable with Tenant for any claims and/or amounts payable for any such deductibles and (ii) Landlord agrees to provide Visa with notice of such claims and/or amounts payable at the address set forth on the signature page to this Lease, Notwithstanding the foregoing, in the event that Visa does not meet the Net Worth Amount, but nevertheless desires to determine the amount of deductible maintained for the policies required under this Article 11, then, following Tenant’s posting of a bond or obtaining of a letter of credit or other means of funding the insurance requirements in form and substance reasonably acceptable to Landlord, in favor of Landlord to secure losses that may reasonably occur within the deductible, Tenant shall have the right to determine the deductibles maintained for all policies required by this Article 11 (or otherwise mutually agree with Landlord to carry specific deductibles).

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(i) So long as the same is available at commercially reasonable rates, Landlord shall maintain “All Risk” Property Insurance on the Building at replacement cost value as reasonably estimated by Landlord and commercial general liability insurance together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain.

Section 11.2 Waiver of Subrogation. Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents or the Building, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, but only to the extent covered by such insurance policies carried, or required to be carried, by the parties pursuant to this Lease. In addition, Landlord and Tenant shall have no liability to one another for any deductible amount carried under any policy, except with respect to Tenant’s reimbursement of deductible amounts to Landlord as a part of Operating Expenses in accordance with Article 7 above. The insurance policies obtained by Landlord and Tenant pursuant to this Lease, shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not include blanket waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, arrange and deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to the Tenant improvements, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

Section 11.3 Restoration. (a) If the Premises or any Common Areas, Building exterior or Building Systems serving the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to or use of the Premises, the damage shall be repaired by Landlord, to substantially the condition prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Tenant Improvements. So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of the Tenant Improvements, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant for the Permitted Use bears to the total area of the Premises, until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for a Tenant Delay.

(b) As a condition precedent to Landlord’s obligation to repair or restore any Tenant Improvements, Tenant shall (i) pay or cause its insurers to pay to Landlord within forty-five (45) days following Landlord’s demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all of the Tenant Improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises to

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a base, shell and core condition, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises to a base, shell and core condition. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Tenant improvements in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Tenant Improvements and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than the Tenant Improvements) is Substantially Complete.

Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged and are thereby rendered wholly untenantable, (b) if (i) the Building shall be so damaged that, in the reasonable opinion of Landlord’s contractor such damage shall require more than nine (9) months to repair (whether or not the Premises are so damaged or rendered untenantable), and (ii) Landlord does not intend to rebuild the Building within one (1) year following any such damage, (c) if (i) the cost to repair any such damage exceeds the sum of all amounts payable to Landlord under Landlord’s insurance policies, excluding any deductible amounts, in excess of $1,000,000.00, and (ii) Landlord does not intend to rebuild the Building within one (1) year following any such damage, or (d) if any Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, then in any of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of all the other tenants in the high rise portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any Rent paid for any period after the date of the damage shall be refunded by Landlord to Tenant.

Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building or the Common Areas shall be so damaged that Tenant is deprived of reasonable access to or use of the Premises, and if Landlord elects or is otherwise obligated to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor estimates the restoration of any above-described damage to the Building and the Common Areas and any damage to the Premises (including any Tenant Improvements, provided that Tenant furnishes to Landlord Restoration Security pursuant to the terms of Section 11.3 above) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than nine (9) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.

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Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice: provided that in the event that Landlord elects to terminate this Lease pursuant to the terms of this Section 11.6, and such damage occurred prior to the second Renewal Term, then Tenant shall have the right to void Landlord’s termination by delivering to Landlord a Renewal Exercise Notice within thirty (30) days following Landlord’s delivery of a termination notice, and in such event the Rent payable during the second Renewal Term shall be determined by arbitration pursuant to the terms of Section 2.6(d) of this Lease. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days.

Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise, except to the extent that any such loss or damage is caused as a result of Landlord’s gross negligence. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Taking.

(a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which

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Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Lease effective as of the date of the vesting of title, provided that, if no portion of the Premises is taken, Landlord may terminate this Lease only if Landlord elects to terminate leases (including this Lease) all the rentable area of the high-rise portion of the Building.

(d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 10% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to or use of the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the date of the vesting of such title. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and the Tenant improvements, provided that, in the event that Tenant funds the cost of restoring the Tenant Improvements and/or assigns to Landlord any award that it collects in connection with the Tenant Improvements, then, subject to the sufficiency of any such funds received, Landlord shall restore such items to the condition existing immediately prior to such Taking to the extent that Landlord is provided with any such funds.

(e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2 Awards. Upon any Taking, except as provided below, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property, the portion of the costs incurred by Tenant in connection with the Initial Installations in excess of Landlord’s Contribution, or the portion of any Initial Installations or Alterations paid for by Tenant included in such Taking and for any loss of good will and moving expenses.

Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord if any such temporary taking exceeds a period of nine (9) months.

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ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1 Consent Requirements.

(a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute a default.

(b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet (such assignment or subleasing shall sometimes be referred to herein as a “Transfer”) or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all such cases Tenant shall remain fully liable for its obligations under this Lease.

(c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others without Landlord’s prior written consent.

Section 13.2 Intentionally Omitted.

Section 13.3 Intentionally Omitted.

Section 13.4 Conditions to Assignment/Subletting.

(a) Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied in writing within 20 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) any other information Landlord may reasonably request, provided that:

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(i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building (provided, however, Landlord agrees that no other lease in the Building shall restrict the use of the Premises for the Permitted Use);

(ii) the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii) there shall be not more than 2 subtenants in each floor of the Premises;

(iv) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, but in no event in an amount exceeding Two Thousand Five Hundred and No/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business;

(v) the proposed Transfer is either a sublease or a non-collateral complete assignment;

(vi) the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Real Property a right to cancel its lease (provided, however, Landlord covenants that no such other lease, Mortgage, Superior Lease or other agreement shall restrict the use of the Premises for the Permitted Uses, nor shall such Mortgage or Superior Lease impose consent requirements that are more restrictive than those set forth in this Lease);

(vii) the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the Jurisdiction of the courts of, the County of San Francisco and State of California; and

(viii) Landlord has received assurances acceptable to Landlord in its reasonable discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

The parties hereby agree that it shall be reasonable under this Lease and under applicable law for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria. In the event that Landlord withhold its consent to a proposed Transfer, Landlord’s written reply to Tenant shall set forth in reasonable specificity Landlord’s reason for withholding or conditioning its consent to a proposed Transfer. If Landlord fails to grant or deny its consent to a proposed Transfer within 20 days following Landlord’s receipt of the items set forth in

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Section 13.4(a) above, and such failure continues for two (2) Business Days after Tenant delivers a second notice to Landlord, then Landlord shall be deemed to have consented to such proposed Transfer.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

(iii) no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a); and

(iv) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Building, except as otherwise required pursuant to the terms of this Lease, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

Section 13.5 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment (other than in connection with an assignment to a “Related Entity,” as that term is defined in Section 13.8, which has released Tenant of its obligations pursuant to the terms of Section 13.8) or subletting or any acceptance of rent by Landlord from any Transferee and Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default

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under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

Section 13.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, or the amount of space subject to any such sublease varies by more than 10% from that initially contemplated in the documents submitted by Tenant to Landlord pursuant to Section 13.4(a), or the net effective rent payable under such sublease is less than 90% of the rate initially contemplated in the documents submitted by Tenant to Landlord pursuant to Section 13.4(a), or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Section 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.7 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease (but not as to any assignment or subletting to Related Entities which does not require Landlord’s consent hereunder), deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees, architectural fees and improvement costs, moving allowances, marketing costs and other actual out-of pocket costs or economic inducements paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in connection with such sublease, including separately demising the sublet space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee; provided, however, that Transaction Costs shall not include any rent paid by Tenant to Landlord, including with respect to the period Tenant is marketing the Premises or any portion thereof for sublease. The Transaction Costs shall be deducted from the first payments received by Tenant from such Transferee in connection with any such Transfer (until such Transaction Costs have been fully recouped by Tenant). Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, within forty-five (45) days following the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market sale or rental value thereof) after first deducting the Transaction Costs; or

(b) in the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment accruing during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of

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Tenant’s Property, less the then fair market sale or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly within forty-five (45) days following the date upon which the same are paid by the subtenant to Tenant.

The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the “Transfer Premium.” Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within forty-five (45) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit.

Section 13.8 Transfers.

(a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that notwithstanding anything to the contrary set forth herein, the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date, and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. Notwithstanding any provision to the contrary contained in this Article 13, an assignment or sublease of Tenant’s interest in this Lease to a Related Entity (defined below) of Tenant shall not be deemed an assignment or sublease requiring the consent of Landlord under this Article 13 (and Sections 13.1, 13.4, 13.6, 13.7 and 13.9 of this Lease shall not apply to such assignment or sublease), provided that Tenant notifies Landlord of any such assignment or sublease at least ten (10) days prior to the effective date of such assignment or sublease, and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Related Entity, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. Notwithstanding the foregoing, in no event shall any such assignment or sublease permitted under this Section 13.8 relieve Tenant (including its successors and assigns) of its obligations under this Lease; provided, however that following an assignment of this Lease to a Related Entity, the Original Tenant may cause Landlord to release Original Tenant of its obligations arising under this Lease after the date of the transfer, provided that it is determined that such Related Entity then has and has had for the two (2) years prior to the effective date of such assignment total shareholder equity and accumulated income (net of goodwill) equal to or greater than Five Hundred Million and 00/100 Dollars ($500,000,000.00) the (“Release Requirement”). In the event that such Related Entity does not satisfy the Release Requirement as of the effective date of such assignment, but such Related Entity later satisfies the Release Requirement for a continuous two (2) year period, then Tenant shall have the right to cause Landlord to release Original Tenant of the obligations arising under this Lease after the date of

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such release. Notwithstanding the foregoing, in no event shall Original Tenant be released from any obligations under this Lease which have accrued as of the date of such assignment. “Related Entity” shall mean any entity to whom Tenant’s interest in this Lease is assigned or sublet, provided such entity (i) is an entity controlled by, under common control with, or which controls Tenant, (ii) is the resulting entity of a merger or stock consolidation of Tenant with another entity, or (iii) is an entity which acquires all or substantially all of the stock or business assets of Tenant. “Control,” as used in this Section 13.8 shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. A Related Entity to whom Tenant’s interest in this Lease is assigned shall be referred to herein as a “Related Assignee.”

(b) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

(c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building or its affiliate agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

Section 13.9 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

Section 13.11 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing, except of the name of Related Entity or a Transferee consented to by Landlord pursuant to this Article 13, shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 13.12 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event

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of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

Section 13.13 Permitted Occupants. Notwithstanding any contrary provision of this Lease, Landlord hereby acknowledges and agrees that Tenant may, subject to the applicable terms and conditions of this Lease, permit up to one (1) full floor of the Premises (the “Permitted Occupant Space”) to be occupied and utilized for general office, from time to time throughout the Term, by other third parties who have a business relationship with Landlord (the “Permitted Occupants”) without Landlord’s consent (but upon at least five (5) business days prior written notice); provided however, (a) in no event shall any such Permitted Occupants occupy a separately demised portion of the Premises; (b) such Permitted Occupants shall be of a character and reputation consistent with the first-class quality of the Building; (c) in no event shall such Permitted Occupants be permitted to occupy the Permitted Occupant Space for a period in excess of six (6) continuous months, and (d) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease, or the restrictions on Transfers pursuant to Article 13 of this Lease. Tenant shall promptly supply Landlord with the name of any such Permitted Occupants and any documents or information reasonably requested by Landlord regarding any such Permitted Occupants and/or their occupancy of the Permitted Occupant Space (or any portion of the Premises), provided that, in no event shall Tenant be obligated to provide to Landlord any confidential contractual information regarding such Permitted Occupants (including, if applicable, a Permitted Occupant’s company name). The occupancy of the Permitted Occupant Space by any Permitted Occupants permitted under this Section 13.13 shall not be deemed a Transfer under Article 13 of this Lease; provided however, if at any time during the Term, Tenant has provided in excess of one (1) full floor of the Premises in the aggregate for occupancy to the Permitted Occupants, then any such occupancy by any such Permitted Occupants shall be deemed a Transfer hereunder and shall be subject to the terms and conditions of Article 13 of this Lease. Notwithstanding the foregoing, no such occupancy by any such Permitted Occupants shall relieve Tenant from any liability under this Lease, and Tenant hereby agrees to indemnify, defend, protect and hold harmless the Landlord from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with such Permitted Occupants and/or the occupancy of the Permitted Occupant Space or any other portion of the Premises.

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ARTICLE 14

ACCESS TO PREMISES

Section 14.1 Landlord’s Access.

(a) Subject to the terms of Section 26.22 below, Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount or materially modify the location or construction of the Initial Installations. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b) Subject to the terms of Section 26.22 below, Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times during the Business Day, upon at least one Business Day prior notice (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, or Lessors (or to tenants in the last twelve (12) months of the Term) and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Building. Tenant shall have the right to escort Landlord during any such entry into the Premises (other than in an emergency, in which case Landlord shall not need an escort). Notwithstanding anything to the contrary set forth in this Section 14.1(b), Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency.

All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways (except Tenant’s internal stairway), mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof, and access thereto through the Premises pursuant to the terms of this Lease for the purposes of Building operation, maintenance, alteration and repair.

Section 14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known. Notwithstanding the foregoing, so long as (i) the Original Tenant or any Related Entities are occupying at least the equivalent of two (2) full floors comprising the Premises (excluding periods during which Tenant cannot occupy the Premises due to repairs or damage to the Premises), and (ii) Tenant is not in default under this Lease (beyond any applicable notice and cure period), Landlord agrees that, subject to the terms of this Section 14.2, it will not name the Building after any Direct Competitor (defined below) of Tenant or grant any signage rights in the lobby of the Building to any Direct Competitor. For purposes hereof, the term “Direct Competitor” shall mean any

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entity which is known to the general public primarily as the issuer, licensor or operator of payment services, which entity may be involved in the electronic commerce industries, provided that such term shall not include an entity that offers such services merely as an incident to its primary business. Tenant’s current Direct Competitors are set forth on the list attached hereto as Exhibit G, Tenant shall have the right to update Exhibit G by January 31st of each calendar year based on the same criteria used by Tenant in preparing the initial Exhibit G; provided, however, in no event shall such update (a) preclude Landlord from entering into a lease with a third party whose name was not on Exhibit G prior to Landlord’s initiation of “serious” negotiations with such third party (for the purposes of this Section 14.2, “serious” negotiations shall be deemed to mean Landlord’s delivery of a draft of a letter of intent with a prospective tenant), or (b) affect Landlord’s ability to maintain and/or renew a lease with an existing tenant whose name was not Exhibit G prior to any such update. Notwithstanding any provision to the contrary set forth in this Section 14.2, (i) Landlord shall have the right to grant signage rights in the lobby of the Building to any tenant leasing space in the retail portion of the ground floor of the Building or on the second (2nd) floor of the Building and (ii) nothing in this Section 14.2 shall restrict the right of Landlord to maintain any existing signage at the project for any existing tenant of the Building or their successors and/or assigns, provided that any such successor and/or assign has the right to any such existing signage pursuant to the terms of the existing tenant’s lease. The rights set forth in this Section 14.2 shall be personal to the Original Tenant and a Related Assignee.

Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction. Landlord hereby represents and warrants that it does not have any knowledge of any contemplated Work of Improvement at the Real Property which would result in a diminution of light, air or view as set forth herein.

ARTICLE 15

DEFAULT

Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a) Tenant fails to pay when due any installment of Rent (provided that Tenant shall be entitled to a grace period before such failure to pay shall constitute an Event of Default of five (5) Business Days after written notice by Landlord to Tenant that such amount is past due for the first late payment of Rent during any twelve (12) month period); or

(b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3, Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (including a default under Article 3, but excluding a default under Article 9 or

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Section 26.10) is of a nature that it cannot be remedied within 30 days (10 days for a default under Article 3), failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default as soon as reasonably practicable; or

(c) intentionally omitted; or

(d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Section 15.2 Landlord’s Remedies. (a) Intentionally omitted.

(b) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:

(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and

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(v) Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default.

For the purposes of this Section 15.2(b), “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the “worth at the time of award” of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.

Section 15.3 Recovering Rent as it Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.

Section 15.4 Intentionally Omitted.

Section 15.5 General. (a) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

(b) If, after Tenant’s abandonment of the Premises, Tenant leaves behind any of Tenant’s Property, then Landlord shall store such Tenant’s Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto. If Tenant does not reclaim such Tenant’s Property within the period permitted

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by law, Landlord may sell such Tenant’s Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

Section 15.6 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate; provided, however, that on one (1) occasion during any calendar year of the Term, Landlord shall give Tenant notice of such non-payment and Tenant shall have a period of 5 Business Days thereafter in which to make such payment before interest commences to accrue. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 Business Days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

Section 15.7 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant.

Section 15.8 Landlord Default. Notwithstanding any provision to the contrary contained in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately and without notice to Tenant, in case of an emergency, and upon delivery of one (1) days notice to Tenant (and if under the then existing circumstances such is not possible, then upon oral notice), if the default (i) materially interferes with the use by any other tenant of the

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Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 15 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation, unless Tenant commences to remedy such default within said 15 day period, and thereafter diligently prosecutes to completion all steps necessary to remedy such default as soon as reasonably practicable. All reasonable costs and expenses reasonably incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, are attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within forty-five (45) days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1 No Representations. Except as expressly set forth herein and in the Work Letter attached hereto, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease or in the Work Letter.

Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment; provided, however, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under Article 5 or Article 13, Tenant shall have a right to file a claim for monetary damages resulting from Landlord’s failure to consent to Tenant’s proposed Alterations pursuant to Article 5 of this Lease, a proposed assignment or sublease pursuant to the terms of Article 13 of this Lease. Notwithstanding any provision to the contrary set forth in this Lease, in no event shall either party be liable for, and each party, on behalf of itself and its respective representative employees, agents and contractors, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with

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this Lease other than those consequential or punitive damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease (subject to Section 18.2, below).

Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs.

ARTICLE 18

END OF TERM

Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Specialty Alterations, unless the Lease is terminated pursuant to the terms of Article 11 or Article 12.

Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum for Fixed Rent equal to 1.5 times the Fixed Rent payable under this Lease for the last full calendar month of the Term. If Tenant fails to surrender the Premises within (30) days following the later to occur of (i) the expiration or earlier termination of this Lease, and (ii) Landlord’s delivery of notice to Tenant stating that Tenant’s failure to surrender the Premises pursuant to the terms of this Lease may cause Landlord to incur damages and/or the loss and the benefit of the bargain in connection with a New Tenant (as that terms is defined below) in addition to any other liabilities to Landlord accruing therefrom, Tenant shall (a) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (b) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

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ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1 Jury Trial Waiver. TO THE EXTENT THAT THE TERMS OF THIS SECTION 21.1 ARE ENFORCEABLE UNDER THEN APPLICABLE REQUIREMENTS, THE PARTIES HEREBY AGREE THAT THIS LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 831 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS LEASE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

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LANDLORD’S INITIALS:	/s/ MBB	TENANT’S INITIALS:	/s/

Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered (i) if delivered by hand (provided a signed receipt is obtained), (ii) if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, or (iii) if sent by facsimile provided that such communication is also simultaneously given by one of the methods set forth in the foregoing items (i) and (ii), addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given, (a) if sent by the delivery method set forth in item (i), above, on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given, (b) if sent by the delivery method set forth in item (ii), above, 3 Business Days after it shall have been mailed as provided in this Article 22, or (c) if sent by the method of delivery set forth in item (iii) above, on the date of transmission, provided that such facsimile was received before 5:00 p.m., local time as evidenced by a facsimile delivery confirmation.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect, provided that Landlord shall not adopt additional Rules and Regulation or amend the Rules and Regulations in a manner that will unreasonably interfere with Tenant’s use of the Premises. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

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ARTICLE 24

BROKER

Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees or from the breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises during the Term, or prior to commencement or following the expiration of the Term, if such is caused by a Tenant Party, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease or the “Parking Agreement,” as that term is defined in Article 27, below, on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless a Tenant Party from and against all Losses incurred by a Tenant Party arising from any accident, injury or damage to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees or agents or from the breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed.

Section 25.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if

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necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

Section 26.2 Transfer of Real Property. Provided that the transferee assumes in writing the obligations of Landlord hereunder arising from and after the date of the Landlord Transfer (as defined hereinbelow), Landlord’s obligations accruing thereafter under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Landlord Transfer”) by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of the Landlord Transfer. A Landlord Transfer shall not release the transferring Landlord from any obligations under this Lease which have accrued during such Landlord’s period of ownership as of the date of such Landlord Transfer.

Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease and any other documents executed by Landlord and Tenant in connection with this Lease (including, without limitation, the “Parking Agreement,” as that term is defined in Article 27, below) (collectively, the “Lease Documents”) shall be limited to Landlord’s interest in the Real Property (together with any sales, insurance and condemnation proceeds actually received by Landlord and not subject to any superior rights of any third parties) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents.

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Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of California.

Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8 Lease Disputes. (a) Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Northern District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties wising out of, or in any way connected with, this Lease, the Building or the Real Property.

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Section 26.10 Estoppel. Within 15 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the knowledge of Tenant’s Director of Corporate Real Estate (or an equivalent position) (“Tenant’s Estoppel Representative”), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof and that Tenant’s Estoppel Representative shall have the authority to bind Tenant to the statement delivered pursuant to this Section 26.10.

Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at either Landlord’s or Tenants request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions

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of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 26.16 Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and any similar law, statute or ordinance now or hereinafter in effect.

Section 26.17 Inability to Perform. This Lease and the obligation of Tenant to pay Rent hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord and Tenant shall use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents Landlord or Tenant from fulfilling any of its obligations under this Lease.

Section 26.18 Intentionally Omitted.

Section 26.19 Financial Statements. Provided Tenant or any parent company of Tenant (which issues financial reports on a consolidated basis with Tenant) is a public company, Landlord shall obtain Tenant’s financial records from public records. In the event that Tenant is not a public company and the company which issues financial reports on a consolidated basis with Tenant converts to a private company, then within fifteen (15) Business Days following Landlord’s request, Tenant shall deliver to Landlord (i) Tenant’s audited financial statements for the most recently completed fiscal year or (ii) if audited statements for Tenant are not prepared, then unaudited financial statements for the most recent fiscal year of Tenant which shall be certified to be true and correct by Tenant’s Chief Financial Officer. Landlord shall ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building.

Section 26.20 Development of the Real Property. Landlord reserves the right to subdivide all or a portion of the Real Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real

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Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease; provided that any such conveyance shall in no event materially and adversely affect Tenant’s rights under this Lease.

Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 26.21, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

Section 26.22 Failure of Services, Utilities or Access. In the event that Tenant is prevented from using, and does not use for the Permitted Use, the Premises or any portion thereof as a result of (i) any repair, maintenance, alteration or other work performed by Landlord (including those required or permitted by Landlord hereunder), or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building or the Premises, or (ii) any failure to provide the services, utilities, or the use of or ingress to and egress from the Building or the Premises, required by this Lease (any such set of circumstances as set forth in items (i) or (ii) above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and, if such Abatement Event continues for three (3) consecutive Business Days, or ten (10) non-consecutive Business Days in any twelve (12) month period, after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period, for such time that such Abatement Event continues (the “Abatement Period”), in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, that in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility

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Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after the expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use for the Permitted Use, the Premises. Tenant’s right to abate Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment under this Section 26.22 above shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as otherwise provided in this Section 26.22, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

Section 26.23 Rooftop Rights. Provided that Tenant is then in occupancy of the Premises, then in accordance with, and subject to, the terms and conditions set forth in Article 5, above, and this Section 26.23, Tenant may install and maintain, at Tenant’s sole cost and expense, one (1) satellite dish/antenna on the roof of the Building which shall be no larger than no larger than eighteen (18) inches wide/tall in height and diameter (and reasonable equipment and cabling related thereto), for receiving of signals or broadcasts servicing the business conducted by Tenant from within the Premises (all such equipment is defined collectively as the “Telecommunications Equipment”) upon the roof of the Building. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Telecommunications Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Telecommunications Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. Tenant shall pay the prevailing rate charged from time to time for the use of the Telecommunications Equipment, provided that Tenant shall not be obligated to pay a fee in connection with the Telecommunications Equipment during the initial Term. The Telecommunications Equipment shall be located at a location on the roof of the Building reasonably approved by Landlord, and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as designated by Landlord, in Landlord’s sole discretion. The physical appearance of the Telecommunications Equipment shall be subject to Landlord’s approval, in Landlord’s sole discretion. Tenant shall maintain such Telecommunications Equipment, at Tenant’s sole cost and expense, in a first-class condition. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in reviewing the proposed Telecommunications Equipment. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of the Lease, and shall return the affected portion of the rooftop and the Premises to the condition the rooftop and the Premises would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear accepted). Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), in Landlord’s sole discretion, and shall not interfere with any existing telecommunications equipment located on the roof of the Building. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant’s installation, use, maintenance and/or repair of such Telecommunications Equipment,

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and Landlord shall have no liability in connection therewith. Such Telecommunications Equipment shall, in all instances, comply with applicable Requirements. Tenant shall not be entitled to license its Telecommunications Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenue, fees or any other consideration for the use of such Telecommunications Equipment by an unrelated third party. Tenant’s right to install such Telecommunication Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize any rooftop space, and (ii) to re-sell, license or lease any rooftop space to an unaffiliated third party; provided, however, that such Landlord (or third-party) use shall not materially interfere with the then existing Tenant’s Telecommunications Equipment in its then existing position.

ARTICLE 27

PARKING

Tenant hereby acknowledges that the Building does not have a parking garage. Landlord and Tenant hereby acknowledge that Tenant shall have certain parking privileges in that certain underground parking garage (the “Associated Parking Facility”) located at One Bush Street, San Francisco, California, subject to the terms and conditions set forth in that certain Parking Agreement by and between Landlord, Tenant and One Bush, Inc., a Delaware corporation, dated of event date herewith (the “Parking Agreement”).

[signatures appear on following page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

595 MARKET STREET, INC.,		VISA U.S.A. INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Michael B. Benner	By:	/s/ John Partridge

By:	Michael B. Benner	By:	John Partridge

	Its Vice President		Its Chief Operating Officer

Visa Inc., a Delaware corporation, joins in the execution of this Lease for the sole purpose of acknowledging its agreement to be bound by the provisions of Sections 11.1(g) and 11.1(h) of this Lease. Notices to Visa Inc. shall be sent to the same addresses as notices to Tenant set forth in the Basic Lease Provisions of this Lease, unless otherwise notified by Visa Inc. in accordance with the provisions of Article 22 of the Lease.

VISA U.S.A. INC.,
a Delaware corporation

By:	/s/ John Partridge

By:	John Partridge

Its Chief Operating Officer

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EXHIBIT A

Floor Plan of Premises

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

A

2

TISHMAN SPEYER

595 MARKET STREET | **FLOOR - 30**

3

EXHIBIT A-1

Floor Plan of First Offer Space

The floor plan which follows is intended solely to identify the general location of the First Offer Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

A-1

A-1

MARKET STREET
2740
2750
2700
2760
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET

FLOOR - 27

A-1

MARKET STREET
2740
2750
2700
2760
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET FLOOR - 27

A-1

EXHIBIT B

Definitions

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, NA., from time to time, for the rate presently referred to as its “base rate”).

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.

Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, plaza and sidewalk areas, and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings: First-class office buildings of comparable age and quality in the Financial District of San Francisco, California.

Excluded Expenses: (a) Taxes; (b) sales, franchise or income taxes imposed upon Landlord (including those for parking concessions); (c) mortgage amortization and interest, except to the extent the same may be included in Operating Expenses pursuant to the terms of Section 7.1(e), above, or any other costs or fees related to Landlord’s financing of the Building or Real Property; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of three percent (3%) of the gross receipts collected for the Real Property; (h) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, provided that Landlord shall use good faith efforts to collect any such reimbursable costs, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause or which arise during the contractual warranty period from construction defects in the base, shell and core of the Building or improvements installed by

Landlord; (l) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) advertising and promotional expenses in connection with leasing of the Building or any other property of Landlord, including costs of any “tenant relations” parties or events; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted and has elected to make use of such facility without additional cost (other than payments for key deposits, use of towels, or other incidental items) or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred to comply with applicable Requirements relating to any Hazardous Materials which were in existence in the Building or on the Real Property prior to the date of this Lease, and were of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that it then existed in the Building or on the Real Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto (the “Pre-Existing Hazardous Materials”); (s) costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are brought or released into the Building or onto the Real Property after the date of this Lease by Landlord, any other tenant of the Building or any third party and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then existed in the Building or on the Real Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto; (t) Capital Costs other than those expressly included in Operating Expenses pursuant to Section 7.1; (u) rentals and other related expenses for leasing a heating, ventilation and air conditioning system, elevators, or other items (except when needed for a temporary period, in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a Capital Cost not included in Operating Expenses pursuant to Section 7.1 of this Lease; (v) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (w) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; (x) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by others (y) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind, (z) costs arising from charitable contributions made by Landlord on behalf of tenants of the Building in excess of Five Thousand Dollars ($5,000) per calendar year (subject to CPI Adjustment), political contributions or dues to professional or lobbying associations (other than Building Owners and Managers Association); (aa) costs associated with the acquisition and/or rental of sculptures, paintings and other objects of art; (bb) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Building); it being understood that costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee or tenant (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building or the Real Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses, (cc) expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation; (dd) entertainment and travel expenses incurred by Landlord, its employees, agents, partners and affiliates, other than local travel expenses incurred directly in connection with the operation, maintenance or repair of the Building or the Real Property; (ee) any costs and fees, dues, contributions or similar expenses for industry association or organizations in which officer or employees of Landlord and its agent are members of, excluding BOMA; (ff) any costs incurred in connection with the subdivision of the Property, (gg) costs (including attorneys’ fees and costs of settlements, judgements and payments in lieu thereof) arising from claims, disputes or potential disputes pertaining to Landlord, the Building and/or the Property, (hh) deductible amounts under earthquake insurance policies in excess of $1.50 per rentable square foot of the Building per calendar year, (ii) any costs associated with the Associated Parking Facility, and (jj) any insurance premium allocable to any tenant improvement in the Building.

Governmental Authority: The United States of America, the City of San Francisco, County of San Francisco, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

HVAC System: The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus certain other Federal holidays.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) materially and adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants: (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office (except as an ancillary portion of Tenant’s comprehensive business operations); (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection,

(ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.

Specialty Alterations: The following Alterations which are not standard office installations: raised computer floors, floor mounted supplemental HVAC equipment, safe deposit boxes, vaults, internal staircases conveyors, and dumbwaiters.

Substantial Completion: As to any construction performed by any party in the Premises other than with respect to the Initial Installations (which shall be governed by the terms of the Work Letter), “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s or Tenant’s architect, as applicable, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, other than non-material variations therefrom, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Delay: Any actions of or inaction by Tenant, which actually delays Landlord in completing any work required to be performed by Landlord under this Lease.

Tenant Improvements: Any Alterations or improvements to the Premises (including the Initial Installations).

Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

Unavoidable Delays: Landlord’s or Tenant’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Tenant, or Landlord’s or Tenant’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s or Tenant’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s or Tenant’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s or Tenant’s, as applicable, reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or Landlord, respectively, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

EXHIBIT C

WORK LETTER

1. Proposed and Final Plans.

(a) Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed drawings (“Proposed Plans”) for all improvements Tenant desires to complete or have completed in the Premises (the “Initial Installations”):

(i) Architectural drawings (consisting of demolition plans, floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii) Mechanical drawings (consisting of HVAC, sprinkler, electrical, telephone, and plumbing). Mechanical drawings shall include a tabulation of connected electrical load and an analysis of anticipated electrical demand load.

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details).

(b) All architectural drawings shall be prepared by a licensed architect selected and employed by Tenant, subject to Landlord’s reasonable approval. Landlord hereby approves IA Interior Architects. Tenant shall deliver one set of architectural drawings in electronic format prepared on an AutoCAD computer Assisted Drafting and Design System (or such other system or medium subject to Landlord’s approval) to Landlord. All mechanical drawings shall be prepared by a licensed engineer selected by Tenant, subject to Landlord’s reasonable approval, whom Tenant shall employ. Tenant shall reimburse Landlord for all third party reasonable and actual out-of-pocket costs incurred by Landlord in having any such third party review the Proposed Plans to the extent such Proposed Plans affect the Building structure or materially affect the Building Systems, provided that in no event shall such costs exceed One Thousand Five Hundred and 00/100 Dollars ($1,500.00). The cost of the architectural and engineering drawings shall be funded from Landlord’s Contribution, subject to the terms of Section 3(b) of this Work Letter.

(c) Within 15 days after Landlord’s receipt of the architectural drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant, within such period, of any changes or additional information required to obtain Landlord’s approval.

(d) Within 15 days after receipt of mechanical drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant, within such period, of any changes required to obtain Landlord’s approval.

(e) If Landlord disapproves of, or requests additional information regarding the Proposed Plans, Tenant shall, within 15 days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional Information to Landlord. Landlord shall, within 10 days after receipt of Tenant’s revised plans, approve or disapprove such plans, and if disapproved, Landlord shall advise Tenant, within such period, of any additional changes which may be required to obtain

Landlord’s approval. If Landlord disapproves the revised plans specifying the reason therefor, or requests further additional information, Tenant shall, within 15 days of receipt of Landlord’s required changes, revise such plans and resubmit them to Landlord or deliver to Landlord such further information as Landlord has requested. Landlord shall, again within 5 Business Days after receipt of Tenant’s revised plans, approve or disapprove such plans, and if disapproved, Landlord shall advise Tenant, within such period, of further changes, if any, required for Landlord’s approval. This process shall continue, with a 5 Business Day period within which Landlord shall provide its approval or disapproval, until Landlord has approved or is deemed to have approved Tenant’s revised Proposed Plans. If Landlord falls to approve or disapprove Tenant’s Proposed Plans or Tenant’s revised Proposed Plans within the time periods set forth in this Section 1(e), and such failure continues for two (2) Business Days after Tenant delivers a second notice to Landlord, then Landlord shall be deemed to have approved any such Proposed Plans. “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord in writing or deemed to have been approved by Landlord pursuant to the terms of this Section 1(e). Landlord agrees not to unreasonably withhold, condition or delay its approval so long as such Initial Installations (i) are non-structural and do not adversely affect any Building Systems (including Intrabuilding Network Telephone Cable), (ii) are not visible from outside of the Premises or the Building, (iii) do not affect the certificate of occupancy issued for the Building, (iv) do not violate any Requirement, (v) utilize only Building standard (as established by Landlord) or better quality materials and finishes, and (vi) are not incompatible with the Building’s status as a first-class office building. Any item that does not satisfy any or all of the foregoing conditions (i) through (vi) are referred to herein as a “Design Problem”. Notwithstanding any provision set forth herein, Landlord shall not withhold its consent to Tenant’s installation of an internal stairway located in the Premises, provided that the installation of such an internal stairway does not result in a Design Problem. The Final Plans shall be deemed to include any changes thereto which are required by any Governmental Authority in reviewing the same or during such Governmental Authority’s inspection of the Initial Installations during the course of construction.

(f) All Proposed Plans and Final Plans shall comply with all applicable Requirements. Neither review nor approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Tenant shall not make any material changes in the Final Plans without Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes that create a Design Problem.

(g) Landlord Work. Landlord, at its sole cost and expense, shall complete any work (the “Landlord Work”) necessary to ensure that the core lavatories on the 28th, 29th, and 30th floors of the Building and the path of travel to and from the lavatories, the elevator, lobbies and stairwells in the Premises are in compliance with the Requirements; provided, however, Landlord shall not be obligated to complete any such work to the extent the application of such Requirements arises from the installation of Specialty Alterations. Tenant hereby acknowledges that Tenant shall be constructing the Initial Installations during the performance of the Landlord Work. Tenant further acknowledges that, notwithstanding Tenant’s construction of the Initial Installations during the performance of the Landlord Work, Tenant shall provide a clear working area for the performance of the Landlord Work. In connection therewith, Tenant shall cooperate with all reasonable Landlord requests in connection with the performance of the Landlord Work. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s installations or construction of the Initial Installations arising from the performance of the Landlord Work, nor shall Tenant be entitled to any compensation or damages from Landlord resulting from the performance of the Landlord Work or Landlord’s actions in connection with the performance of the Landlord Work, or for any Inconvenience or annoyance occasioned by Landlord’s performance of the Landlord Work.

2. Performance of the Initial Installations.

(a) Filing of Final Plans, Permits. Tenant, at its sole cost and expense, shall file the Final Plans with the Governmental Authorities having jurisdiction over the Initial Installations. Tenant shall furnish Landlord with copies of all documents submitted to all such Governmental Authorities and with the authorizations to commence work and the permits for the Initial Installations issued by such Governmental Authorities. Tenant shall not commence the Initial Installations until the required governmental authorizations for such work are obtained and delivered to Landlord.

(b) Landlord Approval of Contractors. As soon as reasonably practical following Landlord’s approval of the Final Plans, Tenant shall enter into a contract for construction of the Initial Installations with a general contractor reasonably acceptable to Landlord (the “General Contractor”). Landlord hereby approves the following general contractors, DOME, BCCI, Skyline Construction, GCI and City Building. The General Contractor shall be responsible for all required construction, management and supervision. Tenant shall cause the Initial Installations to be performed in an expeditious manner, and subject to delay caused by any act or omission of Landlord or any Unavoidable Delay, to be substantially completed by the Commencement Date or as soon thereafter as reasonably practical. In addition, Tenant shall only utilize Honeywell Building Solutions as the life and safety contractor in connection with the construction and installation of the Initial Installations (the “Essential Sub”). At Tenant’s election and subject to Landlord’s approval rights, the Project Management Group of CB Richard Ellis shall have the right to designate the process pursuant to which the General Contractor, the Essential Subs (excluding the sprinkler contractor) and all other subcontractors are selected. The cost incurred by Tenant in connection with retaining any such parties shall be funded by Landlord’s Contribution, Tenant shall submit to Landlord not less than 10 days prior to commencement of construction the following information and items:

(i) The names and addresses of the other subcontractors, and subsubcontractors (collectively, together with the General Contractor and Essential Sub, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Initial Installations. Landlord shall have the right to approve or disapprove Tenant’s Contractors (excluding the Essential Sub), within 5 Business Days following Tenant’s submission of the names and addresses thereof. If Landlord fails to approve or disapprove Tenant’s Contractors, within such 5 Business Day period, and such failure continues for two (2) Business Days after Tenant delivers a second notice to Landlord, then Landlord shall be deemed to have approved any such Tenant’s Contractor. Tenant shall employ, as Tenant’s Contractors, only those persons or entities approved or deemed approved by Landlord, provided that Landlord shall not unreasonably withhold, condition or delay its approval. All contractors and subcontractors engaged by or on behalf of Tenant for the Premises shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors at the Building. All work shall be coordinated with any general construction work in the Building. Notwithstanding any provision set forth herein, Tenant shall have the right to defer the selection of any subcontractors until the completion of any bidding and selection process of the General Contractor.

(ii) The scheduled commencement date of construction, the estimated date of completion of construction work, fixturing work, and date of occupancy of the Premises by Tenant.

(iii) Itemized statement of estimated construction cost, including permits and fees, architectural, engineering, and contracting fees.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c) Access to Premises. Tenant, its employees, designers, contractors and workmen shall have access to the Premises (including during after Ordinary Business Hours) following the Commencement Date to construct the initial Installations, provided that Tenant and its employees, agents, contractors, and suppliers only access the Premises via the Building freight elevator, work in harmony and do not unreasonably interfere with the performance of other work in the Building by Landlord, Landlord’s contractors, other tenants or occupants of the Building (whether or not the terms of their respective leases have commenced) or their contractors. If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or unreasonable interference, Landlord may terminate such permission upon 24 hours’ notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Premises and the Building until Landlord determines such disturbance no longer exists.

(d) Landlord’s Right to Perform. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement pursuant to the terms of Section 3, below, any of the Initial Installations which (i) Landlord reasonably deems necessary to be done on an emergency basis, (ii) pertains to structural components (other than floor reinforcement on the 29th and 30th floors of the Building and the installation of an internal stairway within the Premises) or the general Building systems located outside of the Premises, or (iii) pertains to the erection of temporary safety barricades or signs during construction. Except in case of emergency, Landlord shall give prior reasonable written notice to Tenant of its intention to perform such work.

(e) Warranties. On completion of the Initial Installations, Tenant shall provide Landlord with copies of all warranties of at least one year duration on all the Initial

Installations. At Landlord’s reasonable request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made and/or furnished to Tenant with respect to the Initial Installations.

(f) Protection of Building. All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Rules and Regulations and those reasonable rules and regulations governing construction in the Building as Landlord or Landlord’s Agent may impose. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Initial Installations and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall reasonably direct so as not to burden the operation of the Building. Landlord shall advise Tenant in advance of any special delivery and reasonable loading dock requirements. Tenant shall not be obligated to pay a fee in connection with the use of the loading dock or the freight elevator during the construction of the Initial Installations. Tenant shall at all times keep the Premises and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen. Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws and reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements. At the completion of the Initial Installations, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Building. Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.

(g) Compliance by all Tenant Contractors. Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and their designers, architects and engineers. Landlord shall have the right to order Tenant or any of Tenant’s Contractors, designers, architects or engineers who materially violate the provisions of this Work Letter, and who fail to immediately commence to cure any such violation, to cease work and remove himself or itself and his or its equipment and employees from the Building.

(h) Accidents, Notice to Landlord. Tenant’s Contractors shall assume responsibility for the prevention of accidents to their agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable Requirements for the safety of persons or property. Tenant shall advise the Tenant’s Contractors to report to Landlord any injury to any of their agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within 3 Business Days of its occurrence.

(i) Required Insurance. Tenant shall require by contract Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Initial Installations, insurance in the following minimum coverages and limits of liability:

(i) Workmen’s Compensation and Employer’s Liability Insurance as required by Requirements.

(ii) Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than $2,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000, and with umbrella coverage with limits not less than $10,000,000 (with respect to the General Contractor and $2,000,000 for the other Tenant Contractors), provided that Landlord shall not unreasonably withhold its approval of a lower limit for insurance policies to be secured and maintained by the subcontractors (excluding the Essential Subs) retained by Tenant in connection with the construction of the Initial Installations. Such insurance shall provide for explosion and collapse, completed operations coverage with a one-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them (to the extent such broad form blanket contractual liability is provided under the standard ISO form).

(iii) Business Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000 for each person in one accident, and $1,000,000 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations of automotive equipment under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) Tenant shall secure, pay for and maintain, during the construction of the Initial Installations, “All-risk” builder’s risk insurance upon the entire Initial Installations to the full insurance value thereof. Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Initial Installations and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. If portions of the Initial Installations are stored off the site of the Building or in transit to such site are not covered under such “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Initial Installations. Any loss insured under such “all-risk” builder’s risk insurance is to be adjusted by Tenant and made payable to Tenant as trustee for the insureds, as their interest may appear, subject to the agreement reached by such parties in interest, or in the absence of any such agreement, then in accordance with a final, nonappealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged Initial Installations shall be made in accordance with the terms and provisions of the Lease including, this Work Letter. The waiver of subrogation provisions contained in the Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph (iv).

All policies (except the Workmen’s Compensation policy) shall be endorsed to include as additional insureds Landlord and its officers, employees, and agents, Landlord’s contractors,

Landlord’s architect, Tishman Speyer Properties, L.P., any Mortgagees and Superior Lessors and such additional persons as Landlord may reasonably designate. Tenant shall provide Landlord with 30 days’ prior written notice of any reduction, cancellation, or nonrenewal of coverage by certified mail, return receipt requested (except that 10 days’ notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by such additional insured parties. At Tenant’s request, Landlord shall furnish a list of names and addresses of parties to be named as additional insureds. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by Landlord. Additionally, where applicable, such policy shall contain a cross liability and severability of interest clause.

To the fullest extent permitted by law, Tenant (and Tenant’s Contractors) shall indemnify and hold harmless the Indemnitees from and against all Losses caused by the activities of the indemnifying party’s contractors, bodily injury to persons or damage to property of the Indemnitees arising out of or resulting from the performance of work by the indemnifying party or its contractors. The foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge or substitution of the same, and shall not be limited in any way by any limitations on the amount or type of damages, compensation or benefits payable by or for Tenant’s Contractors under Workers’ or Workmen’s Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

(j) Quality of Work. The Initial Installations shall be constructed in a first-class workmanlike manner using only good grades of material and materially in compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building. The quality of the Initial Installation shall be at least equal to the building standards of a first class office building. If Tenant requests that it not be required to install a Building Standard suspended ceiling in all or any portion of the Premises, and in lieu thereof employ an “open” ceiling, Landlord reserves the right to require that Tenant install a Building Standard ceiling upon the expiration or earlier termination of the Term.

(k) “As-Built” Plans. Upon completion of the Initial Installations, Tenant shall furnish Landlord with “as built” plans and air balance reports for the Premises, final waivers of lien for the Initial Installations, a detailed breakdown of the costs of the Initial Installations (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit for the Premises. The “as-built” plans shall be prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format reasonably acceptable to Landlord.

(l) Mechanics’ Liens. Tenant shall not permit any of the Tenant’s Contractors to record any lien upon the Building, and if any such lien is recorded upon the Building, Tenant shall within 20 days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise. If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged and Landlord’s expense in so doing, including bond premiums, reasonable legal fees and filing fees, shall be immediately due and payable by Tenant.

3. Payment of Costs of the Initial Installations.

(a) Subject to Landlord’s Contribution as provided in Paragraph 3(b) below, the Initial Installations shall be installed by Tenant at Tenant’s sole cost and expense. The cost of the Initial Installations shall include, and Tenant agrees to pay Landlord for, the following costs (“Landlord’s Costs”): (i) the cost of all work performed by Landlord on behalf of Tenant and for all materials and labor furnished on Tenant’s behalf in accordance with the terms hereof, and (ii) the cost of any extraordinary rubbish removal and utilities provided to Tenant or Tenant’s Contractors to the extent not included in general conditions charges by the general contractor. All bills shall be due and payable no later than the 45th day after delivery of such bills to Tenant. In addition to Landlord’s Contribution, Landlord shall contribute an amount not to exceed $0.20 per rentable square foot of the Premises (“Landlord’s Drawing Contribution”) toward the cost of preliminary space plans to be prepared by the architect retained by Tenant, and no portion of the Landlord’s Drawing Contribution, if any, remaining after the completion of the preliminary space plan shall be available for use by Tenant.

(b) Landlord shall pay to Tenant an amount not to exceed Landlord’s Contribution toward the cost of the Initial Installations, provided as of the date on which Landlord is required to make payment thereof, (i) the Lease is in full force and effect, and (ii) no Event of Default then exists (and if an Event of Default then exists, such payment shall be made only if and when such Event of Default is subsequently cured). Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations, furniture and equipment (exclusive of computer equipment), except that Tenant may apply up to an amount equal to $8.50 per rentable square foot of the Premises of Landlord’s Contribution to pay “soft costs”, consisting of architectural, consulting, engineering, construction management and legal fees incurred in connection with the Initial Installations and in connection with Tenant’s moving and relocation costs. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in accordance with this Work Letter. Subject to the terms hereof, provided that Tenant is not in default of this Lease, upon notice from Tenant to Landlord, Tenant shall be entitled to utilize any unused portion of Landlord’s Contribution as a credit against the next monthly Fixed Rent due under this Lease following notice from Tenant. Notwithstanding anything contained herein to the contrary, in the event that Landlord’s Contribution is not fully utilized by Tenant under this Work Letter (whether for the Initial Installations or as a credit against Fixed Rent, as and to the extent permitted hereunder) on or before September 1, 2011, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto; provided, however, that notwithstanding anything contained herein to the contrary, such retained amounts shall continue to be held for the benefit of Tenant by Landlord if Tenant delivers a notice to Landlord prior to satisfaction of the conditions set forth below that it is in dispute with any contractors, subcontractors, vendors or other providers of service and refuses to make payments at such time or if any contracts provide for retainage which has not then been finally paid.

(c) Landlord shall make progress payments to Tenant on a monthly basis, for the work performed during the previous month, less a retainage of 10% of each progress payment (“Retainage”), provided that any retainage provided for in Tenant’s construction contract with the General Contractor (as evidenced in Tenant’s draw request) shall be credited against the amount of the Retainage. Each of Landlord’s progress payments shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the Initial Installations shown on all plans and specifications approved by Landlord. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, signed by an authorized representative of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) with the exception of the first requisition, copies of conditional waivers and releases of lien upon progress payment in the form prescribed in the Requirements from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant’s architect and/or project management consultant (provided that Tenant has delivered a writing to Landlord stating that such consultant is an authorized representative of Tenant), that the work for which the requisition is being made has been completed substantially in accordance with the Final Plans and (iii) such other documents and information as Landlord may reasonably request. Any requisition made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 3(c), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installation by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Initial Installations as required pursuant to Section 2(k) and (C) issuance of final, unconditional lien waivers and releases in the form prescribed by the Requirements by all contractors, subcontractors and material suppliers covering all of the Initial Installations. Notwithstanding anything to the contrary set forth in this Section 3(c), if Tenant does not pay any contractor or supplier as required by this provision, Landlord shall have the right, but not the obligation, upon prior notice to Tenant, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall either be funded from any remaining portion of Landlord’s Contribution, or if no such portion is remaining, be deemed Additional Rent and shall be paid by Tenant within 45 days after Landlord delivers to Tenant an invoice therefor.

(d) If Tenant elects to perform the Initial Installation in two or more stages, then the amount of Landlord’s Contribution to be made available to Tenant in connection with each such stage (and subject to the limitations as set forth in Section 3(b), shall be in an amount equal to the product of (i) Landlord’s Contribution, and (ii) a fraction, the numerator of which is the rentable square footage of the portion of the Premises Tenant elects to so improve during such stage of construction and the denominator of which is the rentable square footage of the entire Premises.

(e) Offset Rights. To the extent that Landlord fails to pay from Landlord’s Contribution amounts due to Tenant’s Contractors in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof, together with interest at the Interest Rate, from the Rent next due and owning under the Lease. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due, and (if) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against Rent.

4. Miscellaneous.

(a) All defined terms as used herein shall have the meanings ascribed to them in the Lease.

(b) Tenant agrees that, in connection with the Initial Installations and its use of the Premises prior to the commencement of the Term of the Lease, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, except the obligation for payment of Rent, and further agrees that Landlord shall not be liable in any way for injury, loss, or damage which may occur prior to the Commencement Date to any of the Initial Installations or installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk.

(c) If Landlord fails to fund all or any portion of Landlord’s Contribution within 30 days of the date when due (“Funding Failure”), and provided the Offset Conditions (as hereinbelow defined) are fully satisfied, Tenant shall be entitled to offset the amounts owned including interest thereon at the Interest Rate against Fixed Rent and Additional Rent under the Lease, until all such amounts owed have been recouped. The Offset Conditions are: (i) the Initial Installations have been substantially completed in substantial conformity with the Final Plans; (ii) no Event of Default then exists: (iii) no unresolved goof faith dispute exists between Landlord and Tenant with respect to performance of the Work or Tenant’s satisfaction of the disbursement conditions; and (iv) Tenant has advised Landlord’s Mortgagee in writing of the Funding Failure.

(d) Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(e) This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(f) The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within the time period herein stated shall be deemed a default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent. All late payments shall bear interest pursuant to Section 15.6 of the Lease.

EXHIBIT D

Design Standards

(a) HVAC. The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during Ordinary Business Hours of (i) not less than 68° F. during the heating season when the outdoor temperature is 5° F. or more and (ii) not more than 78° F. and 50% humidity + 5% during the cooling season, when the outdoor temperatures are at 89° F. dry bulb and 73° F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 100 square feet of useable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises at Tenant’s expense.

(b) Electrical. The Building Electrical system serving the Premises is designed to provide:

(i) 1.5 watts per rentable square foot of high voltage (480/277 volt) connected power for lighting, and

(ii) 3.0 watts per rentable square foot of low voltage (120/208 volt) connected power for convenience receptacles.

D

EXHIBIT E

Cleaning Specifications

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Vacuum all carpets (except private offices), moving only the chairs located in the Premises.

3.	Hand dust and wipe clean all counter areas (including those located in the kitchen), conference room tables, credenza tops, furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

7.	Vacuum private offices every other night.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper,

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.

E-1

WEEKLY

1.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

2.	Wipe clean all brass and other bright work.

NOT MORE THAN 3 TIMES PER YEAR

High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash the outside of the exterior windows of the Building 3 times a year and wash the interior of such windows 1 time a year. Partition glass shall not be cleaned by Landlord pursuant to the specifications set forth herein.

E-2

EXHIBIT F

Rules and Regulations

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style reasonably acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be permanently covered or obstructed by Tenant, nor shall any articles be placed on the sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising which includes the name of the Building or makes any reference to the Building by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may reasonably prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord, subject to any express provision set forth in Tenant’s Lease.

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, except as set forth in Section 10.6 of the Lease, or unless otherwise reasonably agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.

14. Tenant shall not deface any part of the Building. No boring or cutting shall be permitted, except with prior reasonable consent of Landlord, and as Landlord may reasonably direct.

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors In the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No vehicles or animals of any kind (except for service animal dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building. Tenant shall have the right to bring bicycles in the Premises using the freight elevator (but not any passenger elevators). Tenant shall also have the right to bring in-line roller skates in the Premises, provided that such skates are not worn within the Common Areas.

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22. Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

23. The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building’s applicable Standard Operating Procedures and be compatible with all Building Systems.

EXHIBIT G

List of Direct Competitors

1.	American Express

2.	MasterCard

3.	Discover

4.	Diners Club

5.	Carte Blanche

6.	JCB

7.	EDS FDS/Concord

8.	Ebay

9.	Paypal

10.	Google

11.	Debitman

12.	Pay by Touch

13.	Obopay

14.	Express Pay

15.	Bit Pass

16.	Fast Lane

17.	Peppercoin

18.	Bill Me Later

19.	Mobile Time

20.	Nacah

21.	Text Pay

G-1

EXHIBIT H

Form of Subordination, Non-Disturbance and Attornment Agreement

BANK OF AMERICA, N.A., successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Trustee for the Registered Holders of LB-UBS Commercial Mortgage Trust 2004-C1, Commercial Mortgage Pass-Through Certificates, Series 2004-C1 and for and on behalf of each of the GIC OFFICE NON-TRUST MORTGAGE LOAN NOTEHOLDERS (as defined in the PSA) (the “Lender”)

– and –

(Tenant)

VISA U.S.A. INC.,

a Delaware corporation

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Dated:	November , 2008

Location:	595 Market Street

County:	San Francisco

UPON

RECORDATION RETURN TO:

Attn: Portfolio Manager

c/o Wachovia Securities, Commercial Real Estate Services

8739 Research Drive -URP4

Charlotte, NC 28288-1075

LOAN NO. 34-3005076

SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) made as of the             day of November, 2008 by and between Bank of America, N.A., successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Trustee for the Registered Holders of LB-UBS Commercial Mortgage Trust 2004-C1, Commercial Mortgage Pass-Through Certificates, Series 2004-C1 and for and on behalf of each of the GIC OFFICE NON-TRUST MORTGAGE LOAN NOTEHOLDERS (as defined in the PSA) (the “Lender”), and VISA U.S.A. INC., a Delaware corporation, having an address at 900 Metro Center Boulevard, Foster City, California (“Tenant”).

R E C I T A L S:

A. Tenant is the tenant under a certain lease (the “Lease”) dated November 7, 2008, with 595 Market Street, Inc., a Delaware corporation (“Landlord”) or its predecessor in interest, of premises described in the Lease (the “Premises”) located in a certain office building known as 595 Market Street located in the County of San Francisco, State of California and more particularly described in Exhibit A attached hereto and made a part hereof (such office building, including the Premises, is hereinafter referred to as the “Property”).

B. Landlord represents to Tenant that Landlord has executed a deed of trust in favor of Lender pursuant to which Landlord encumbered Landlord’s interest in the Property to secure, among other things, a loan made by Lender (or its predecessor in interest) to Landlord on terms more particularly set for in that certain Loan Agreement between Lender (or its predecessor in interest) and Landlord. The Deed of Trust and the Loan Agreement, along with other pertinent loan documents are hereinafter collectively referred to as the “Security Documents”.

A G R E E M E N T:

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Tenant agrees that the Lease is and shall be subject and subordinate to the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2. Lender agrees that, if the Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Mortgage or a foreclosure of the

EXHIBIT H

Mortgage, Lender shall not disturb Tenant’s right of quiet possession of the Premises under the terms of the Lease so long as Tenant is not in default beyond any applicable grace period of any term, covenant or condition of the Lease. Lender agrees that, in the event of a foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership of the Property, upon such acquisition of title to the Property and attornment by Tenant, Lender shall be bound to Tenant under all of the terms and conditions of the Lease, except as provided in this Agreement.

3. Tenant agrees that, in the event of a foreclosure of the Mortgage by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform all of the obligations of Tenant pursuant to the Lease.

4. Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord) (provided, however, that Lender shall be obligated to cure any continuing non-monetary default under the Lease with respect to repair and maintenance of the Premises and the Property that occurs after the date that Lender obtains legal and equitable title to the Property and attornment by Tenant), or

(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) (provided, however, that Tenant shall be entitled to rent abatement pursuant to the terms of Section 26.22 of the Lease for events that occur after the date that Lender obtains legal and equitable title to the Property and attornment by Tenant, provided that Tenant has complied with the provisions of Section 26.22, including applicable notice provisions, or

(c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), or

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord’s interest, or

(e) accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender, or

(f) subject to the terms of Section 8 of the Agreement, bound by any surrender, termination, amendment or modification of the Lease made without the consent of Lender.

5. Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Mortgage shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of

EXHIBIT H

which the Premises are a part shall, insofar as they apply to Lender, be limited to insurance proceeds or eminent domain awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards; provided, however, that Tenant and Lender agree that in the event of a damage or destruction or eminent domain, Tenant shall have the right to terminate the Lease pursuant to the terms of the Lease.

6. Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied, and for such purpose Tenant hereby grants Lender an additional period of thirty (30) days to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Tenant shall not exercise any right it may have to terminate the Lease as a result of any default by Landlord thereunder (i) as long as Lender, in good faith, shall have commenced to cure such default within the above referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, as long as Lender (a) in good faith, shall have notified Tenant during the above-referenced time period that Lender intends to institute proceedings under the Security Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence, and (b) diligently pursues the cure of such default promptly after taking possession of the Premises. In the event of the termination of the Lease by reason of any default thereunder by Landlord, upon Lender’s written request, given within fifteen (15) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to Lender or its designee or nominee a new lease of the Premises for the remainder of the term of the Lease upon all of the terms, covenants and conditions of the Lease. Lender shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or to exercise any other remedies under the Security Documents.

7. Tenant hereby consents to the Assignment of Leases and Rents from Landlord to Lender in connection with the Loan. Tenant acknowledges that the Interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignment or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease, and Landlord hereby consents to the same.

EXHIBIT H

8. The Lease shall not be modified, amended or terminated (except a termination that is permitted in the Lease without Landlord’s consent or a termination at law) without Lenders prior written consent in each instance, which consent shall not be unreasonably withheld or delayed.

9. Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

If to Tenant:

VISA U.S.A., Inc.

900 Metro Center Boulevard

Foster City, California 94404

Attention: Global Real Estate

with a copy to:

Visa U.S.A., Inc.

900 Metro Center Boulevard

Foster City, California 94404

Attention: Office of the General Counsel

If to Lender.

Wachovia Bank, National Association

NC 1075

8739 Research Drive URP4

Charlotte, North Carolina 28288-1075

Attention: Commercial Real Estate Services

with a copy to:

CWCapital Asset Management LLC

701 13th Street, NW

Suite 1000

Washington, DC 20005

Attn: Legal Department

10. The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms ‘Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.

EXHIBIT H

11. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

12. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

13. This Agreement shall be construed in accordance with the laws of the state of in which the Property is located.

14. The person executing this Agreement on behalf of Tenant is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.

[signatures appear on following page]

EXHIBIT H

Witness the execution hereof under seal as of the date first above written.

LENDER:

BANK OF AMERICA, N.A., successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Trustee for the Registered Holders of LB-UBS Commercial Mortgage Trust 2004-C1, Commercial Mortgage Pass-Through Certificates, Series 2004-C1and for and on behalf of each of the GIC OFFICE NON-TRUST MORTGAGE LOAN NOTEHOLDERS (as defined in the PSA)

By:	CWCapital Asset Management LLC, solely in its capacity as Special Servicer

By:
Name:
Title:

TENANT: VISA U.S.A., Inc.

By:
Name:
Title:

The undersigned Landlord hereby consents to the foregoing Agreement and confirms the facts stated in the foregoing Agreement.

LANDLORD: 595 MARKET STREET, INC.

By:
Name:
Title:

EXHIBIT H

[ADD APPROPRIATE ACKNOWLEDGMENT]

STATE OF	)
	)	SS.
COUNTY OF	)

On                     , 200    , personally appeared the above named                     , a                      of CWCapital Asset Management LLC, solely in its capacity as Special Servicer for Bank of America, NA, successor by merger to LaSalle Bank, N.A., as Trustee for the Registered Holders of LB-UBS Commercial Mortgage Trust 2004-C1, Commercial Mortgage Pass-Through Certificates, Services 2004-C1 and for and on behalf of each of the GIC Office Non-Trust Mortgage Loan Noteholders, and acknowledged the foregoing to be the free act and deed of said association, before me.

Notary Public
My commission expires:

, ss.

On                     , 200    , personally appeared the above named                      the                     , of                      and acknowledged the foregoing to be the free act and deed of said                     , before me.

Notary Public
My commission expires:

EXHIBIT H

, ss.

On                     , 200    , personally appeared the above named                      the                     , of                      and acknowledged the foregoing to be the free act and deed of said             , before me.

Notary Public
My commission expires:

EXHIBIT H

EXECUTION COPY

EXHIBIT B

PREMISES

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical indication may not exist as shown.

MARKET STREET
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

395 MARKET STREET FLOOR - 28

Floor 28

Floor 29

Floor 30

EXECUTION COPY

EXHIBIT C

CONSENT TO SUBLEASE

[TO BE INSERTED UPON RECEIPT FROM PRIME LANDLORD]

EXECUTION COPY

EXHIBIT D

SUBLANDLORD’S FURNITURE

(FFE TO BE REMOVED)

Floor	Quantity	Item
30	4	Executive admin workstations, wood clad

EXECUTION COPY

EXHIBIT D

FFE TO REMAIN

Floor	Quantity	Item

28	2	8 seat conference room

28	1	executive office, floating desk, with round table/chairs

28	2	executive office, floating desk, no round table/chairs

28	4	shared offices

28	8	typical L-shaped private offices, complete

28	2	typical L-shaped private offices, no guest seating

28	4	phone room (round table, two chairs)

29	1	8 seat conference room

29	5	executive office, floating desk, with round table/chairs

29	1	executive office, floating desk, no round table/chairs

29	6	typical L-shaped private offices, complete

29	2	phone room (round table, two chairs)

29	1	lobby set up (round table, 3 club chairs)

29	2	Break Room tables with chairs

29	6	club chairs

29	3	occasional tables

30	1	10 seat conference room

30	1	23 seat conference room with table inserts to form square table

30	1	Board Room table, no seating

30	5	flip top conference tables

30	1	executive office with floating desk, round table/chairs

30	1	lobby set up (club chairs, round table)

30	2	Break Room tables with chairs

30	7	club chairs

30	3	occasional tables

EXECUTION COPY

EXHIBIT D-2

BILL OF SALE

IN CONSIDERATION OF THE SUM OF ONE DOLLAR and 00/100 ($1.00) (the “Purchase Price”), the receipt and sufficiency of which are hereby acknowledged, VISA U.S.A. INC., Delaware corporation (“Transferor”), hereby grants and conveys to SUNRUN INC., a Delaware corporation (“Transferee”), all of Transferor’s right, title and interest in and to the furniture and equipment described in Exhibit A attached hereto (collectively, the “Furniture”).

Transferor grants and conveys the Furniture to Transferee in its “AS IS” condition, “WITH ALL FAULTS” and, except as expressly set forth herein, without covenants or warranties of any kind, whether express or implied (including, without limitation, warranties of fitness for use or a particular purpose); provided that Transferor represents and warrants to Transferee that Transferor owns the Furniture free and clear of all liens and encumbrances and has full power and authority to make this Bill of Sale.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State where the Furniture is located as of the date hereof.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed by Transferor as of the date set forth above.

TRANSFEROR:

VISA U.S.A. INC. a Delaware corporation

By:
Name:
Title:

EXHIBIT A

FURNITURE

[NOTE — THIS SHOULD BE THE SAME AS EXHIBIT D-1]

EXECUTION COPY

EXHIBIT E

CONFIRMATION LETTER

Date

Subtenant
Address

Re:	Confirmation Letter with respect to that certain Sublease dated as of , 2013, by and between VISA U.S.A. INC., a Delaware corporation, as Sublandlord, and SUNRUN, INC., a Delaware corporation, as Subtenant (the “Sublease”), for 43,842 rentable square feet on the twenty eighth (28th), twenty ninth (29th) and thirtieth (30th) floors of the Building located at 595 Market Street, San Francisco, California.

Dear	:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Premises and agrees:

1. The Commencement Date is                                     ;

2. The Rent Commencement Date is:                             ;

3. The Abatement Period is the period commencing as of                     , 201     and expiring as of                     , 201    , and the Abatement Month is the calendar month of                     , 2019; and

4. The Expiration Date is                      (subject to extension if Subtenant and Prime Landlord enter into a Direct Lease).

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing a counterpart of this Confirmation Letter in the space provided and returning a fully executed counterpart to my attention.

Sincerely,

Sublandlord Authorized Signatory

Agreed and Accepted:

Subtenant:

By:	[EXHIBIT — DO NOT SIGN]

Name:

Title: Date: